Exhibit 10.1

EXECUTION VERSION

THIS AMENDED AND RESTATED SALE AND PLAN SUPPORT AGREEMENT IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS.  NOTHING CONTAINED IN THIS AMENDED AND RESTATED SALE AND PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

AMENDED AND RESTATED SALE AND PLAN SUPPORT AGREEMENT

This AMENDED AND RESTATED SALE AND PLAN SUPPORT AGREEMENT (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 9, 2019, is entered into by and among:

(a)           Cloud Peak Energy Inc. (“Parent”), Cloud Peak Energy Resources LLC (“CPE Resources”) and Cloud Peak Energy Finance Corp. (the “Co-Issuer” and, together with CPE Resources, collectively, the “Issuers”), and the other direct and indirect subsidiaries of Parent that are party hereto (such entities together with Parent and Issuers, the “Cloud Peak Entities” or the “Company”);

(b)           each holder of 2021 Notes Claims (as defined below) that is party hereto (the “Consenting 2021 Notes Holders”); and

(c)           each holder of 2024 Notes Claims (as defined below) party hereto (the “Consenting 2024 Notes Holders” and, together with the Consenting 2021 Notes Holders, the “Consenting Noteholders”).(1)

Each of the Cloud Peak Entities and the Consenting Noteholders are referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, certain Cloud Peak Entities issued notes pursuant to (i) that certain Indenture, dated as of October 17, 2016 (as amended, modified, supplemented or waived from time to time, the “2021 Notes Indenture”), by and among Parent, Issuers, the Subsidiary Guarantors (as defined in the 2021 Notes Indenture, the “Subsidiary Guarantors”) and Wilmington Trust, National Association, as indenture trustee (the “2021 Notes Indenture Trustee”) (ii) that certain First Supplemental Indenture, dated as of March 11, 2014 (as amended, modified, supplemented or waived from time to time, the “2024 Notes Indenture”), by and among Parent, Issuers, the

(1)     For the purposes of this Agreement, where the signature block of a Party indicates that such Party enters into this Agreement on behalf of a business unit, group, division or similar entity of such Party, or, in the case a signatory is an investment manager or advisor that has been delegated investment management authority over the applicable claims, “Consenting Noteholder” shall mean, with respect to such Party, such business unit, group, division or similar entity of such Party as defined in the signature block of such Party, or, with respect to an investment manager or advisor, the holdings over which such investment manager or advisor has been delegated investment management authority.

Subsidiary Guarantors and Wells Fargo Bank, National Association, as indenture trustee (the “2024 Notes Indenture Trustee”);

WHEREAS, (i) pursuant to Section 10.01 of the 2021 Notes Indenture, in addition to Parent, the Subsidiary Guarantors (together with Parent, the “2021 Notes Guarantors”) agreed to jointly and severally, and unconditionally guarantee the payment of any notes issued under the 2021 Notes Indenture (the “2021 Notes Subsidiary Guaranties”) and (ii) pursuant to Section 11.01 of the 2024 Notes Indenture, in addition to Parent, the Subsidiary Guarantors (together with Parent, the “Guarantors”) agreed to jointly, severally and unconditionally guarantee the payment of any notes issued under the 2024 Notes Indenture (the “2024 Notes Subsidiary Guaranties” and, together with the 2021 Notes Subsidiary Guaranties, the “Subsidiary Guaranties”);

WHEREAS, pursuant to the Security Documents (as defined in the 2021 Notes Indenture), including the Mortgages and the 2021 Notes Security Agreement (as defined below), Parent, the Issuers, and the Subsidiary Guarantors granted second-priority liens on substantially all of their respective assets (the “Second Liens”) to the holders of notes issued pursuant to the 2021 Notes Indenture (the “2021 Notes Holders”);

WHEREAS, as of the date of this Agreement, (i) notes in the aggregate principal amount of $290,366,000 were outstanding pursuant to the 2021 Notes Indenture and (ii) notes in the aggregate principal amount of $56,408,000 were outstanding pursuant to the 2024 Notes Indenture;

WHEREAS, on November 15, 2018, (i) that certain Amended and Restated Credit Agreement, dated as of May 24, 2018 (the “Credit Agreement”), by and among CPE Resources, PNC Bank, National Association, as administrative agent (the “Credit Agreement Agent”), the guarantors party thereto (the “Credit Agreement Guarantors”) and the lenders party thereto was terminated and (ii) the guarantees and liens securing obligations under the Credit Agreement granted by CPE Resources and each Credit Agreement Guarantor under the Security Documents (as defined in the Credit Agreement), including under any Mortgages (as defined in the Credit Agreement) and the Amended and Restated Guarantee and Security Agreement, dated as of May 24, 2018, by and among CPE Resources, the Credit Agreement Agent and the Credit Agreement Guarantors, were released and terminated, in each case, pursuant to that certain letter agreement, dated as of November 15, 2018, by and among CPE Resources, the Credit Agreement Agent and the Credit Agreement Guarantors (the “Release of Credit Agreement Obligations”);

WHEREAS, in its Form 10-K filed with the U.S. Securities and Exchange Commission on March 15, 2019, Parent disclosed that the termination of the Credit Agreement on November 15, 2018 may have resulted in a release of the 2021 Notes Subsidiary Guaranties and the Second Liens granted by the Subsidiary Guarantors (the “Subsidiary Liens”);

WHEREAS, the Consenting Noteholders dispute the view that the Release of Credit Agreement Obligations resulted in the release of the 2021 Notes Subsidiary Guaranties and the Subsidiary Liens (the “Lien and Guaranty Dispute”);

WHEREAS, the Cloud Peak Entities have determined to commence voluntary cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (as amended from time to time, the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) to effectuate the Sale (as defined below) and distribute the proceeds thereof and liquidate the Cloud Peak Entities’ estates pursuant to a plan of liquidation;

WHEREAS, in preparation for the commencement of the Chapter 11 Cases, the Company conducted a process to obtain postpetition debtor-in-possession financing which yielded proposals from potential third-party lenders and a proposal from an ad hoc group of certain of the Consenting Noteholders;

WHEREAS, based on an analysis of the terms and conditions, expected time required to close the financing, likelihood of closing, and amount of liquidity offered under the debtor-in-possession financing proposals, the Company initially determined that the proposals from the ad hoc group of Consenting Noteholders and one of the potential third party lenders (the “Alternative Lender”) were the most actionable and favorable proposals, and therefore, the Company moved forward in negotiating the terms of each of the two proposals on parallel paths and ultimately decided to proceed with the Alternative Lender’s proposal;

WHEREAS, in full and final settlement of the Lien and Guaranty Dispute, the Parties entered into the Original Agreement (as defined below) under which, in exchange for, inter alia, the commitments of the Consenting Noteholders and the Backup DIP Commitment Parties (as defined below) thereunder and in the Backup DIP Facility Commitment Letter (as defined below), including the Backup DIP Commitments (as defined below) the consent to use of Cash Collateral (as defined below), consent to priming liens of the Alternative Lender under a proposed Third Party DIP Facility (as defined below), and support of the Sale Process and the Plan (each as defined below), the Subsidiary Guarantors reaffirmed the Subsidiary Guaranties provided in the 2021 Notes Indenture and 2024 Notes Indenture and the Subsidiary Liens provided in the Security Documents (as defined in the 2021 Notes Indenture) irrespective of the Release of Credit Agreement Obligations effective upon the date of the Original Agreement;

WHEREAS, after extensive good faith negotiations, it became clear that the Alternative Lender’s proposed Third Party DIP Facility would likely provide less liquidity than originally anticipated, and the Cloud Peak Entities reopened discussions with the Backup DIP Commitment Parties, while continuing to negotiate with the Alternative Lender, seeking for the Backup DIP Commitment Parties to improve the terms of their commitment;

WHEREAS, the Backup DIP Commitment Parties have agreed to, and committed to provide postpetition financing on, such improved terms, all as set forth in the DIP Facility Commitment Letter (as defined below);

WHEREAS, the board of directors, board of managers, or equivalent governing body, as applicable, of each of the Cloud Peak Entities has determined, after receiving advice from counsel and other advisors, that the terms for debtor-in-possession financing proposed by the Backup Commitment Parties in the DIP Facility Commitment Letter are superior to the terms proposed by the Alternative Lender under the Third Party DIP Facility; and

WHEREAS, the Parties now desire to amend and restate the Original Agreement and, as part of the compromise and settlement of the Lien and Guaranty Dispute, in exchange for, inter alia, the commitments of the Consenting Noteholders and the DIP Commitment Parties (as defined below) hereunder and in the DIP Facility Commitment Letter, including the DIP Commitments (including the greater than ratable commitment provided by that that certain Consenting 2024 Noteholder relative to its holdings of 2021 Notes Claims), the consent to use of Cash Collateral (as defined below), and support of the Sale Process and the Plan (each as defined below), the Subsidiary Guarantors agree to reaffirm the Subsidiary Guaranties provided in the 2021 Notes Indenture and 2024 Notes Indenture and the Subsidiary Liens provided in the Security Documents (as defined in the 2021 Notes Indenture) irrespective of the Release of Credit Agreement Obligations;

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.             Incorporation of Defined Terms.  Capitalized terms used and not defined or otherwise specified in this Agreement shall have the meaning ascribed to them in the DIP Credit Agreement (as defined below).

2.             Definitions.  The following terms shall have the following definitions:

“2021 Notes Claims” means all Claims (as defined below) of any kind whatsoever arising under or related to the 2021 Notes Indenture and the other 2021 Notes Documents.

“2021 Notes Documents” has the meaning set forth in the 2021 Notes Indenture.

“2021 Notes Guarantors” has the meaning set forth in the recitals hereto.

“2021 Notes Holders” has the meaning set forth in the recitals hereto.

“2021 Notes Indenture” has the meaning set forth in the recitals hereto.

“2021 Notes Indenture Trustee” has the meaning set forth in the recitals hereto.

“2021 Notes Security Agreement” means that certain Security Agreement dated as of October 17, 2016 by the Issuers and the other grantors from time to time party thereto in favor of Wilmington Trust, National Association, solely in its capacity as collateral agent thereunder.

“2021 Notes Subsidiary Guaranties” has the meaning set forth in the recitals hereto.

“2024 Notes Claims” means all claims of any kind whatsoever arising under the 2024 Notes Indenture and the other 2024 Note Documents.

“2024 Notes Documents” has the meaning set forth in the 2024 Indenture.

“2024 Notes Indenture” has the meaning set forth in the recitals hereto.

“2024 Notes Indenture Trustee” has the meaning set forth in the recitals hereto.

“2024 Notes Subsidiary Guaranties” has the meaning set forth in the recitals hereto.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Agreement Effective Date” has the meaning set forth in Section 6 hereof.

“Alternative Lender” has the meaning set forth in the recitals hereto.

“Alternative Transaction” means a transaction involving any or all of (i) a chapter 11 plan or other financial and/or corporate restructuring of any or all of the Cloud Peak Entities, (ii) the sale or disposition of any assets or equity of a Cloud Peak Entity, (iii) a merger, consolidation, business combination, liquidation, any debt or equity refinancing or recapitalization of any or all of the Cloud Peak Entities or (iv) any similar transaction involving any or all of the Cloud Peak Entities, in each case other than the Sale, the Plan, or any transactions contemplated by the Plan.

“Asset Purchase Agreement(s)” mean the purchase and sale agreement or agreements executed in connection with any Sale.

“Assets” means all or substantially all of the assets of the Cloud Peak Entities.

“Backup DIP Commitment Party” means each Consenting Noteholder that is identified as a Backup DIP Commitment Party on Schedule 1 to the Backup DIP Facility Commitment Letter.

“Backup DIP Commitments” means each Backup DIP Commitment Party’s Commitment as set forth on Schedule 1 to the Backup DIP Facility Commitment Letter.

“Backup DIP Facility” means the debtor-in-possession financing facility that was to be provided by the Backup DIP Commitment Parties (or their affiliates or funds managed by them) or the joining creditors pursuant to the Original Agreement on the terms and conditions set forth in the Backup DIP Facility Term Sheet (as defined below) in the event the Third Party DIP Facility was not entered into by the Company and approved by the Bankruptcy Court pursuant to the DIP Order as contemplated in the Original Agreement.

“Backup DIP Facility Commitment Letter” means that certain Commitment Letter, originally dated as of May 1, 2019, which was extended from time to time and a copy of which was attached as Exhibit E to the Original Agreement.

“Backup DIP Facility Term Sheet” means the term sheet that was attached as Exhibit A to the Backup DIP Facility Commitment Letter.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Beneficial Ownership” means, with respect to any security, “beneficial ownership” of such security as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

“Bidding Procedures” means the bidding procedures substantially in the form attached hereto as Exhibit B.

“Bidding Procedures Order” means an order of the Bankruptcy Court, approving, among other things, the Bidding Procedures.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Carve-Out” has the meaning set forth in the DIP Order (as defined below).

“Carve-Out Reserve Account” has the meaning set forth in Section 4(c) hereof.

“Cash Collateral” means “cash collateral,” as defined in section 363 of the Bankruptcy Code, in which the 2021 Notes Indenture Trustee or the Collateral Agent (as defined in the 2021 Notes Indenture), as applicable, has a lien, security interest or other interest (including, without limitation, any adequate protection liens or security interests), in each case whether existing on the Petition Date (as defined below), arising pursuant to the DIP Order or otherwise, and which the Company shall be permitted to use in accordance with the DIP Order.

“Chapter 11 Cases” has the meaning set forth in the recitals hereto.

“Claims” has the meaning assigned to such term in the Bankruptcy Code.

“Cloud Peak Entities” has the meaning set forth in the preamble hereof.

“Collateral” has the meaning given to it in the 2021 Notes Indenture.

“Company” has the meaning set forth in the preamble hereof.

“Confirmation Order” means an order of the Bankruptcy Court confirming the Plan.

“Consenting 2024 Notes Holders” has the meaning set forth in the preamble hereof.

“Consenting Noteholders” has the meaning set forth in the preamble hereof.

“Credit Agreement” has the meaning set forth in the recitals hereto.

“Credit Agreement Agent” has the meaning set forth in the recitals hereto.

“Credit Agreement Guarantors” has the meaning set forth in the recitals hereto.

“Davis Polk” means Davis Polk & Wardwell LLP, as counsel to the Consenting Noteholders.

“Definitive Documents” has the meaning set forth in Section 3(a) hereof.

“DIP Commitment Party” means each Consenting Noteholder that is identified as a DIP Commitment Party on Schedule 1 to the DIP Facility Commitment Letter.

“DIP Commitments” means each DIP Commitment Party’s Commitment as set forth on Schedule 1 to the DIP Facility Commitment Letter.

“DIP Credit Agreement” means that certain Superpriority Secured Debtor-in-Possession Credit Agreement (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof), in form and substance acceptable to the DIP Commitment Parties, that shall have been approved by the Bankruptcy Court pursuant to the DIP Order.

“DIP Facility” means the debtor-in-possession financing facility to be provided by the DIP Commitment Parties (or their affiliates or funds managed by them) or the joining creditors on the terms and conditions set forth in the DIP Credit Agreement.

“DIP Facility Commitment Letter” means that certain Commitment Letter, dated as of May 9, 2019, which may be extended from time to time and a copy of which is attached hereto as Exhibit A.

“DIP New Money Claims” means any Claim held by the DIP Commitment Parties arising on account of any new money loans provided to the Company pursuant to the DIP Credit Agreement as approved by the Bankruptcy Court in the DIP Order.

“DIP Roll-Up Amount” means the amount of any roll-up loans comprised of a pro rata roll-up of prepetition 2021 Notes Claims held by the DIP Commitment Parties or their respective affiliates in accordance with the DIP Order.

“DIP Motion” means a motion filed by the Company in the Chapter 11 Cases seeking the Bankruptcy Court’s entry of the Interim DIP Order and Final DIP Order, among other things, approving the DIP Facility and allowing the use of Cash Collateral.

“DIP Order” means the Interim DIP Order (as defined below) or the Final DIP Order (as defined below), if such Final DIP Order shall have been entered by the Bankruptcy Court.

“Exhibits and Schedules” has the meaning set forth in Section 15 hereof.

“Final DIP Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases approving the DIP Facility and granting any other relief requested in the DIP Motion on a final basis.

“First Day Pleadings” means any motions or other pleadings filed by any Cloud Peak Entity seeking “first day” relief in the Chapter 11 Cases.

“Indenture Trustees” means the 2021 Notes Indenture Trustee and the 2024 Notes Indenture Trustee, collectively.

“Interim DIP Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases in form and substance reasonably acceptable to the Required Consenting Noteholders approving the DIP Facility and granting any other relief requested in the DIP Motion on an interim basis.

“Issuers” has the meaning set forth in the preamble hereof.

“KEIP/KERP Amounts” means all amounts contemplated to be paid under the KEIP/KERP Plans.

“KEIP/KERP Plans” means, collectively, that certain Key Employee Retention Plan adopted on January 23, 2019 and that certain Key Employee Incentive Plan adopted on March 13, 2019.

“Lien and Guaranty Dispute” has the meaning set forth in the recitals hereof.

“Net Sale Proceeds” means proceeds payable to the Company upon closing of a Sale following deduction of (i) costs, fees, expenses, or commissions (including with respect to any investment banking transaction fees or commissions) incurred in connection therewith or relating thereto and (ii) an amount equal to any break-up fee or expense reimbursement payable under any Asset Purchase Agreement(s) due on account of such closing, as applicable, and which in each case, if any, shall be paid directly from the applicable Prevailing Bidder(s) to any applicable stalking horse purchaser under the applicable Asset Purchase Agreement(s).

“Note Documents” means the 2021 Notes Documents and the 2024 Notes Documents, collectively.

“Noteholders” means the 2021 Notes Holders and the 2024 Notes Holders, collectively.

“Notes Claims” means the 2021 Notes Claims and the 2024 Notes Claims, collectively.

“Original Agreement” means the Sale and Plan Support Agreement dated as of May 6, 2019 by and among the Parties.

“Parent” has the meaning set forth in the preamble hereof.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any other legal entity or association.

“Permitted Transfer” has the meaning set forth in Section 14 hereof.

“Permitted Transferee” has the meaning set forth in Section 14 hereof.

“Petition Date” means the date the Chapter 11 Cases are commenced.

“Plan” means a chapter 11 plan of liquidation that distributes Net Sale Proceeds in accordance with Section 4(c) hereof and provides for customary releases and exculpations.

“Prevailing Bidder(s)” means the Person(s) that is determined by the Company, in consultation with the Required Consenting Noteholders, to have submitted the highest or otherwise best bid(s) for the Assets at the conclusion of the Sale Process.

“Qualified Marketmaker” has the meaning set forth in Section 14(b) hereof.

“Release of Credit Agreement Obligations” has the meaning set forth in the recitals hereto.

“Required Consenting Noteholders” means the Consenting Noteholders holding a majority in dollar amount of the outstanding principal amount of the 2021 Notes Claims held by all Consenting Noteholders as determined at the time of such consent.

“Sale” means the sale of substantially all of the Assets pursuant to, inter alia, sections 105, 363 and 365 of the Bankruptcy Code, to the Prevailing Bidder(s) in accordance with terms and conditions hereof.

“Sale Order” means the order or orders of the Bankruptcy Court which, among other things, (i) approves any Sale, (ii) approves the assumption by the Company (and, if applicable, assignment to the Prevailing Bidder(s)) of any contract(s) pursuant to section 365 of the Bankruptcy Code, (iii) contains findings of fact and conclusions of law that the Prevailing Bidder(s) is or are a good faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code, and (iv) provides that Net Sale Proceeds be distributed by the Company to the 2021 Notes Indenture Trustee for distribution to the 2021 Notes Holders, upon the later of (1) consummation of the applicable Asset Purchase Agreement(s) and (2) consummation of a chapter 11 plan of liquidation that distributes the Net Sale Proceeds in accordance with and subject to Section 4(c) hereof.

“Sale Process” means the marketing process that the Company and its professionals have commenced to solicit bids for the purchase of any or all of the Assets.

“Second Liens” has the meaning set forth in the recitals hereto.

“Subsidiary Guarantors” has the meaning set forth in the recitals hereto.

“Subsidiary Liens” has the meaning set forth in the recitals hereto.

“Terminating Consenting Noteholders” has the meaning set forth in Section 7(c) hereof.

“Termination Date” has the meaning set forth in Section 8 hereof.

“Termination Event” has the meaning set forth in Section 7 hereof.

“Third Party DIP Facility” means a postpetition debtor-in-possession financing facility proposed to be provided by a third party lender on terms to be agreed upon by the Company and such third party lender in connection with the Chapter 11 Cases and as contemplated in the Original Agreement.

“Transfer” has the meaning set forth in Section 14 hereof.

“Transfer Agreement” means the form attached hereto as Exhibit C or Exhibit D, as applicable, as may be amended, modified or supplemented only in accordance with Section 14 hereof.

“Wind-Down Budget” means a budget negotiated in good faith among the Company and the Required Consenting Noteholders to pay in full in cash all administrative expense claims and priority claims and other reasonable fees, costs and expenses to conclude the Chapter 11 Cases under a confirmed Plan following the consummation of a Sale

3.             Obligations of the Parties.  Subject to the terms and conditions of this Agreement, each of the Parties agrees as follows:

(a)           to promptly negotiate, in good faith, the definitive documents relating to the implementation and effectuation of the Sale and the Plan, including, but not limited to:  (i) each Asset Purchase Agreement, (ii) the Disclosure Statement, (iii) the Plan, (iv) the DIP Credit Agreement, (v) the Interim DIP Order and the Final DIP Order, (vi) the Sale Order, (ix) the Confirmation Order, (x) the Bidding Procedures Order, (xi) the Wind-Down Budget, and (xii) all other agreements, documents, exhibits, annexes, schedules and any orders of the Bankruptcy Court, as applicable, that are reasonably necessary or appropriate for the prompt consummation of the Sale and the Plan, including those motions and proposed court orders that the Company files on or after the Petition Date and seeks to have heard on an expedited basis at the “first day hearing” (all of the foregoing, collectively with this Agreement, in each case as amended, modified or supplemented from time to time in accordance with the terms hereof or thereof, the “Definitive Documents”); provided that, in each case, such Definitive Documents shall be in form and substance reasonably acceptable to the Cloud Peak Entities and the Required Consenting Noteholders; and

(b)           to promptly execute and deliver (to the extent a party thereto), and otherwise support the prompt consummation of the transactions contemplated by, the Definitive Documents.

4.             Obligations of the Consenting Noteholders.(2)

(a)           Consent to Use of Cash Collateral.  Each of the Consenting 2021 Notes Holders shall consent to the Company’s use of Collateral (including, without limitation, Cash Collateral) pursuant to the terms set forth in this Agreement and the Interim DIP Order, as such order may be superseded by the Final DIP Order and/or supplemental order(s) entered by the Bankruptcy Court.

(b)           Consent to Priming Liens; Consent to DIP Order.  Each of the Consenting 2021 Notes Holders shall consent to each of the Cloud Peak Entities granting senior priming liens pursuant to section 364(d)(1) of the Bankruptcy Code on the Collateral to the DIP Commitment Parties in connection with the DIP Facility pursuant to the terms set forth in this Agreement and the Interim DIP Order, as such order may be superseded by the Final DIP Order and/or supplemental order(s) entered by the Bankruptcy Court.  Further, each of the Consenting Noteholders shall not object to, delay, impede, or take any other action (including to instruct or direct the Indenture Trustees) to interfere with the prompt entry by the Bankruptcy Court of the DIP Order approving the DIP Facility.

(c)           Consent to Distribution of Cash Consideration.  In furtherance of the confirmation of a Plan and approval of any Sale, upon and following the closing of any Asset Purchase Agreement, each of the Consenting Noteholders hereby consents to the use of the Net Sale Proceeds of any Sale as follows:

(i)            first, an amount shall be deposited into a segregated account (the “Carve-Out Reserve Account”) in trust maintained by the Company equal to (a) all accrued but unpaid fees and expenses, and all estimated fees and expenses, of the professionals of the Company and any creditors committee appointed in the Chapter 11 Cases, if any, plus (b) the lesser of (x) any fixed dollar amount constituting the agreed cap on professional fees subject to the carve-out (or equivalent term) following delivery of a carve-out trigger notice (or equivalent term) and (y) the Wind-Down Budget, which shall in each case be used to pay such professionals in accordance with the compensation procedures approved by the Bankruptcy Court and subject to the terms and conditions of the DIP Order;

(ii)           second, an amount equal to the aggregate amount of cure amounts asserted by cure claimants whose contracts are being assumed in the Sale(s) for which the Company is responsible, in each case, in accordance with the applicable Asset Purchase Agreement(s), shall be paid to such cure claimants;

(2)         Notwithstanding anything to the contrary in this Agreement, Claims, other claims, equity interests, actions or activities of a Consenting Noteholder subject to this Agreement shall not include any Claims, other claims, equity interests, actions or activities held or performed in a fiduciary capacity or held, acquired or performed by any other division, business unit or trading desk of such Consenting Noteholder (other than the division, business unit or trading desk expressly identified on the signature pages hereto), unless and until such division, business unit or trading desk is or becomes a party to this Agreement. In the case of an investment manager or advisor acting on behalf of a Consenting Noteholder, these conditions would apply only to holdings over which such investment manager or advisor has been delegated investment management authority.

(iii)          third, to pay the DIP New Money Claims  in full;

(iv)          fourth, an amount equal to the following, without duplication, if such amount is a positive sum, shall be deposited in an account or accounts maintained by the Company that is subject to the springing control of the 2021 Notes Indenture Trustee:

(A)          an aggregate amount equal to all accrued but unpaid administrative expenses (other than administrative expenses to be paid from the Carve-Out Reserve Account), all KEIP/KERP Amounts not previously paid, claims under section 503(b)(9) of the Bankruptcy Code, and other priority claims, in each case that are not assumed by the Prevailing Bidder(s) pursuant to the applicable Asset Purchase Agreement(s), for payment of such claims and expenses in full in cash subject to the terms and conditions of the DIP Order and, to the extent applicable, in accordance with the Plan; plus

(B)          the amount of the Wind-Down Budget (to the extent not covered by the Carve-Out Reserve Account); less

(C)          the Company’s unrestricted cash balance as of such date and any excess restricted cash available to or returned to the Company as a result of the accounts receivable securitization facility being paid off or otherwise terminated;

(v)           fifth, after making the payments and distributions in full in cash set forth in Sections 4(c)(i)-(iv), and upon the later of (i) consummation of the applicable Asset Purchase Agreement(s) and (ii) consummation of the Plan, unless the Plan has not been consummated within 75 days after consummation of the applicable Asset Purchase Agreement(s), the remaining Net Sale Proceeds shall be used:  (A) first, to pay the DIP Roll-Up Amount to the DIP Commitment Parties (to the extent the Company has obtained Bankruptcy Court approval of the DIP Facility) in full; provided that, if the Net Sale Proceeds of any Sale of substantially all of the Company’s assets are insufficient to pay the DIP Roll-Up Amount in full in cash, the Required Consenting Noteholders may agree to be paid in full with cash and non-cash consideration; (B) second, to pay any adequate protection claims and liens granted for the benefit of the 2021 Notes Holders in the DIP Order in full; and (C) third, to satisfy any Obligations (as defined in the 2021 Notes Indenture) arising under the 2021 Notes Indenture until such Obligations have been paid in full; and

(vi)          sixth, after making the payments and distributions set forth in Sections 4(c)(i)-(v), any remaining Net Sale Proceeds shall be used to pay unsecured creditors and other stakeholders pursuant to the treatment provided for such creditors and stakeholders in the Plan.

For the avoidance of doubt, the liens of the 2021 Notes Indenture Trustee and the other creditors secured by the Assets, if any, shall attach to the Net Sale Proceeds of any Sale in the same priority and to the same extent as existed on the Assets prior to the consummation of the Sale; provided that distributions, if any, of the Net Sale Proceeds for payment of professional fees and costs, cure costs, administrative expenses, priority claims, the break-up fee or expense reimbursement under any Asset Purchase Agreement or any distribution to creditors, in each case in accordance with the terms of this Agreement, shall be distributed free and clear of any liens, claims, interests, or encumbrances of the 2021 Notes Indenture Trustee or any 2021 Notes Holder.

(d)           Support of Sale.  Subject to the terms and conditions of this Agreement, each of the Consenting Noteholders or the investment manager or advisor to certain Consenting Noteholders, agrees that, until this Agreement has been terminated in accordance with Section 7 hereof, such Consenting Noteholder or the investment manager or advisor to certain Consenting Noteholders shall (severally and not jointly):

(i)            not commence, support or object to any action or proceeding or take any other action that would, or would reasonably be expected to, impede or delay, the consummation of any Asset Purchase Agreement or Sale or approval and closing of the DIP Facility;

(ii)           not commence or support any action or proceeding to appoint a trustee, conservator, receiver or examiner for any of the Cloud Peak Entities (or any of their respective Affiliates or subsidiaries), to dismiss any of the Chapter 11 Cases, or to convert any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code;

(iii)          upon the consummation of any Sale to a Prevailing Bidder, (A) release or terminate any liens on the applicable Assets sold pursuant to the applicable Asset Purchase Agreement and (B) authorize the 2021 Notes Indenture Trustee to execute and deliver such lien releases, terminations and similar documents or instruments as the 2021 Notes Indenture Trustee deems necessary or appropriate in connection with such Asset Purchase Agreement and the release or termination of the liens and obligations described herein; and

(iv)          not direct or instruct any Indenture Trustee to take any action that is inconsistent with the terms and conditions of this Agreement, and, if any Indenture Trustee takes or threatens to take any such action, to promptly take all commercially reasonable efforts to direct such Indenture Trustee not to take such action.

(e)           Consent to Plan.  Each of the Consenting Noteholders hereby further consents to:

(i)            (A) subject to receipt of the Disclosure Statement, vote all Notes Claims against the Cloud Peak Entities now or hereafter owned by such Consenting Noteholder to accept the Plan in accordance with the applicable procedures set forth in a disclosure statement (the “Disclosure Statement”) to be filed by the Company that meets the requirements of applicable law, including sections 1125 and 1126 of the Bankruptcy Code; (B) timely return a duly-executed ballot voting to accept the Plan; and (C) not “opt out” of or object to any releases or exculpation provided under the Plan (and, to the extent required by such ballot, affirmatively “opt in” to such releases and exculpation) and otherwise support the releases and exculpation provided for in the Plan;

(ii)           not withdraw, amend, change, or revoke (or seek to withdraw, amend, change, or revoke) its tender, consent, or vote with respect to the Plan;

(iii)          not (A) object to, delay, impede, or take any other action (including to instruct or direct the applicable Indenture Trustee) to interfere with the prompt consummation of the Sale, the Definitive Documents (including the entry by the Bankruptcy Court of an order approving the Disclosure Statement and confirming the Plan); (B) object to, delay, impede, or take any other action (including to instruct or direct the applicable Indenture Trustee) to interfere with or seek to avoid payment of any KEIP/KERP Amounts in accordance with the terms of the KEIP/KERP Plans, including with respect to approval of any motion in connection therewith, or any other amounts under the bonus letters executed by the Company in connection with the Sale Process previously disclosed to the Consenting Noteholders or their advisors; (C) propose, file, support, or vote for any restructuring, workout, reorganization, liquidation, or chapter 11 plan or other Alternative Transaction for any of the Cloud Peak Entities, other than the Sale and the Plan; or (D) encourage or support any other Person or entity, including, without limitation, any Indenture Trustee, to do any of the foregoing, and, if any such Person or entity does or threatens to do any of the foregoing, to promptly take all commercially reasonable efforts to direct such Person or entity not to do any of the foregoing; and

(iv)          not take any other action, including, without limitation, initiating or joining in any legal proceeding, that is inconsistent with its obligations under this Agreement.

The foregoing provisions of this Section 4 will not (a) prohibit any Consenting 2021 Notes Holder from taking, or directing the applicable Indenture Trustee to take, any action relating to the maintenance, protection and preservation of the Collateral that is not inconsistent with the DIP Order approving the DIP Facility or the Plan; (b) prohibit any Consenting 2021 Note Holder from objecting, or directing the 2021 Notes Indenture Trustee to object, to any motion or pleading filed with the Bankruptcy Court seeking approval to use Cash Collateral other than pursuant to the DIP Order approving the DIP Facility or to obtain debtor-in-possession financing other than the DIP Facility; (c) limit the right of the 2021 Notes Indenture Trustee or any Consenting 2021 Noteholder (in its capacity as a 2021 Notes Holder or a DIP Commitment Party) to credit bid to the fullest extent provided for in section 363(k) of the Bankruptcy Code, subject to such parties’ express agreement to the contrary; provided, however, that in any Sale(s) under section 363 of the Bankruptcy Code of substantially all Assets of the Cloud Peak Entities, the amount of any such credit bid shall include as a condition to the closing of such Sale(s) the funding in full of the amount of the Wind-Down Budget; or (d) limit any Consenting Noteholder’s rights under the 2021 Notes Indenture, 2024 Notes Indenture, any other Note Document and/or applicable law to appear and participate as a party in interest in any matter to be adjudicated in any case or proceeding under the Bankruptcy Code or other applicable law, so long as with respect to the foregoing clauses (a)-(d) such action, appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and do not hinder or delay the Sale Process, approval and implementation of the DIP Facility, or confirmation of the Plan.

5.             Company Obligations.

(a)           Generally.  Subject to the provisions of Section 5(b) of this Agreement, the Company shall:

(i)            do all things reasonable, necessary and appropriate in furtherance of the Sale Process, any Sale(s), the Plan, and all transactions set forth in this Agreement, including,

without limitation, seeking Bankruptcy Court approval of bidding procedures to govern the Sale Process and all other reasonably necessary Bankruptcy Court relief, creating and monitoring a data room and offering access to the data room to qualified potential participants in the Sale Process, and conducting an auction (if necessary);

(ii)           use its reasonable best efforts to obtain any and all required regulatory and/or third-party approvals for any Sale(s) and the Plan;

(iii)          not take any action that is inconsistent with, or could reasonably be expected to interfere with or impede or delay consummation of, the Sale(s) or Plan;

(iv)          timely file a formal objection, in form and substance reasonably acceptable to the Consenting Noteholders to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, (D) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a chapter 11 plan, as applicable, or (E) directing the appointment of an official committee of equity interest holders; and

(v)           report to the Consenting Noteholders any instance of the Company’s intentional or unintentional material noncompliance with this Agreement or the failure of any term under this Agreement within one (1) Business Day of the Company’s discovery of such noncompliance or failure.

(b)           Fiduciary Duties.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit the board of directors, board of managers, directors, managers, or officers or any other fiduciary of any Cloud Peak Entity from taking any action, or from refraining from taking any action, to the extent such board of directors, board of managers, or such similar governing body determines, after receiving advice from counsel, that taking such action, or refraining from taking such action, as applicable, may be required to comply with applicable law or its fiduciary obligations under applicable law.

(c)           Ordinary Course Operations.  The Company shall not enter into any material, non-ordinary course transactions or make any material non-ordinary course payments inconsistent with this Agreement, including entering into any new key employee incentive plan or key employee retention plan or similar arrangement (other than the KEIP/KERP Plans), or any new or amended agreement regarding executive compensation, without the consent of the Required Consenting Noteholders, such consent not to be unreasonably withheld.

(d)           Fees and Expenses. The Company hereby agrees, and each Cloud Peak Entity agrees jointly and severally, to pay in cash, in full in accordance with their respective engagement letters and fee letters, as applicable, (and in any case within five (5) Business Days), all invoiced fees and out-of-pocket expenses of the Consenting Noteholders’ advisors (collectively, the “Consenting Noteholder Professionals”):  (a) Davis Polk & Wardwell LLP, (b) Houlihan Lokey Capital, Inc., including, for the avoidance of doubt, the financing fee and completion fee payable in accordance with the terms of the engagement letter between the 2021

Notes Holders and Houlihan Lokey dated as of February 15, 2019, (c) Morris, Nichols, Arsht & Tunnell LLP and (d) Ankura Trust Company, LLC; provided that following the Petition Date, payment of fees and expenses pursuant to this Section 5(d) shall be subject to the terms and conditions of the DIP Order.

(e)           Bankruptcy Court Pleadings. The Company will use commercially reasonable efforts to provide draft copies of all material motions, pleadings and documents other than the First Day Pleadings that the Company intends to file with the Bankruptcy Court to counsel to the Consenting Noteholders at least two (2) days before the date on which the Company intends to file such motions and shall consult in good faith with counsel to the Consenting Noteholders regarding the form and substance of such documents.

6.             Agreement Effective Date. This Agreement, and the rights and obligations of the Parties hereunder, shall be effective on the date on which the following conditions have been satisfied (the “Agreement Effective Date”):

(a)           the Company shall have executed and delivered to Davis Polk counterpart signature pages to this Agreement;

(b)           holders of 2021 Notes that hold, in the aggregate, at least 50.1% of the then outstanding principal amount of the 2021 Notes Claims under the 2021 Notes Indenture shall have executed and delivered to the Company counterpart signature pages to this Agreement;

(c)           holders of 2024 Notes that hold, in the aggregate, at least 50.1% of the then outstanding principal amount of the 2024 Notes Claims under the 2024 Notes Indenture shall have executed and delivered to the Company counterpart signature pages to this Agreement;

(d)           all representations and warranties of the Parties contained herein shall be true and correct in all material respects as of the Agreement Effective Date; and

(e)           the Company shall have agreed to pay (and, within two (2) day after the Agreement Effective Date, shall have paid) the reasonable and documented fees and expenses of the Consenting Noteholders Professionals (including in the Consenting Noteholders’ capacities as DIP Commitment Parties) incurred and invoiced on or prior to the Agreement Effective Date.

7.             Termination of Obligations.

(a)           This Agreement shall terminate, and all of the rights and obligations of the Parties hereunder shall be of no further force or effect, in the event that (i) the Required Consenting Noteholders and the Company agree to such termination in writing or (ii) this Agreement is terminated pursuant to the remaining paragraphs of this Section 7 (the occurrence of any such event shall be deemed a “Termination Event”).

(b)           Company Termination Events. The Company shall have the right, but not the obligation, upon written notice to the other Parties, such notice delivered by the Company in accordance with Section 18(e) hereof, to terminate this Agreement upon the occurrence of any of the following events, unless waived, in writing, by the Company on a prospective or retroactive basis:

(i)            the board of directors, board of managers, or equivalent governing body of any Cloud Peak Entity determines, after receiving advice from counsel, that proceeding with the transactions contemplated by this Agreement would be inconsistent with the exercise of their respective fiduciary duties;

(ii)           the Required Consenting Noteholders terminate the obligations of the Required Consenting Noteholders under and in accordance with this Agreement;

(iii)          a material breach by any Consenting Noteholder of its respective obligations hereunder that would reasonably be expected to have a material adverse impact on the Company, the Sale Process, the prompt consummation of the Sale, or confirmation or effectiveness of the Plan, which material breach is not cured on or within five (5) Business Days after the giving of written notice of such breach to the applicable breaching Consenting Noteholder; provided that, with respect to the Consenting Noteholders, so long as the nonbreaching Consenting Noteholders hold a majority of the outstanding 2021 Notes Claims, the termination shall only be effective as to the breaching Consenting Noteholder;

(iv)          upon the termination of the Company’s right to use any Collateral (including Cash Collateral) in accordance with the DIP Order;

(v)           upon the termination of the DIP Credit Agreement by the DIP Commitment Parties, or the failure of the DIP Commitment Parties to provide funding of the DIP Facility in accordance with the DIP Order; or

(vi)          the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of an order or other decree, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of a material portion of any Asset Purchase Agreement, Sale, or the Sale Process.

(c)           Required Consenting Noteholders Termination Events. The Consenting Noteholders shall have the right, but not the obligation, upon written notice to the other Parties by Consenting Noteholders representing Required Consenting Noteholders, such notice in each case delivered in accordance with Section 17(e) hereof by such Required Consenting Noteholders, to terminate the obligations of the Consenting Noteholders under this Agreement (such Consenting Noteholders, the “Terminating Consenting Noteholders”) upon the occurrence of any of the following events, unless waived, in writing, by the Required Consenting Noteholders on a prospective or retroactive basis:

(i)            the earlier of the date (A) that is nine (9) months after the Agreement Effective Date and (B) on which the obligations under the DIP Facility are accelerated after the occurrence of an Event of Default under Section 8.01 of the DIP Credit Agreement;

(ii)           any Party other than the Terminating Consenting Noteholders materially breaches its obligations under this Agreement, which breach is not cured within five (5) Business Days after the giving of written notice of such breach; provided that if the breaching

Party is a Consenting Noteholder, so long as the nonbreaching Consenting Noteholders hold a majority of the outstanding 2021 Notes Claims, the termination shall only be effective as to the breaching Consenting Noteholder;

(iii)          any Cloud Peak Entity executes or files with the Bankruptcy Court any Definitive Document that is materially inconsistent with the requirements set forth in this Agreement without the consent of the Required Consenting Noteholders;

(iv)          any of the Cloud Peak Entities files, amends, modifies, terminates, or withdraws, or files a pleading seeking authority to amend or modify, any of the Definitive Documents without the prior written consent of the Required Consenting Noteholders;

(v)           the DIP Order shall have been altered or modified in any manner that is materially and directly adverse to the Required Consenting Noteholders, and the DIP Order shall not have been stayed or vacated without the prior written consent of the Required Consenting Noteholders;

(vi)          [Reserved];

(vii)         the Bankruptcy Court enters an order in the Chapter 11 Cases terminating any of the Cloud Peak Entities’ exclusive right to file or solicit acceptances of a plan or plans or reorganization pursuant to section 1121 of the Bankruptcy Code;

(viii)        the (A) conversion of one or more of the Chapter 11 Cases of any Cloud Peak Entity to a case under chapter 7 of the Bankruptcy Code; (B) dismissal of one or more of the Chapter 11 Cases of the Cloud Peak Entities, unless such conversion or dismissal, as applicable, is made with the prior written consent of the Required Consenting Noteholders; or (C) appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code in one or more of the Chapter 11 Cases;

(ix)          the Company files any motion or pleading (other than the DIP Motion seeking approval of the DIP Facility) seeking to avoid, disallow, subordinate or recharacterize any Notes Claim held by any Consenting Noteholder, or the Company files any motion or pleading seeking to avoid and recover any payment previously made to any of the Cloud Peak Entities by any of the Consenting Noteholders on account of their respective Notes Claims;

(x)           either (i) any Cloud Peak Entity files with the Bankruptcy Court a motion, application or adversary proceeding (or any Cloud Peak Entity supports any such motion, application, or adversary proceeding filed or commenced by any third party) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, the Notes Claims or the liens securing the 2021 Notes Claims save and except for the approval of any priming liens under the DIP Facility or (ii) the Bankruptcy Court enters an order providing relief against the 2021 Notes Indenture Trustee, 2024 Notes Indenture Trustee or any Consenting Noteholder with respect to any of the foregoing causes of action or proceedings filed by any Cloud Peak Entity;

(xi)          any governmental authority, including the Bankruptcy Court, any regulatory authority, or any other court of competent jurisdiction issues any order, injunction or other decree or takes any other action, in each case, which (A) is inconsistent with this Agreement in any material respect or (B) would, or would reasonably be expected to, materially frustrate the consummation of the Sale Process; provided, however, that the Company shall have five (5) Business Days after issuance of such order, injunction, or other decree or the taking of such action to seek relief that would allow consummation of the Sale Process in a manner that (X) does not prevent or diminish in any way compliance with the terms of this Agreement and (Y) is reasonably acceptable to the Required Consenting Noteholders;

(xii)         any Cloud Peak Entity terminates its obligations under and in accordance with this Agreement; or

(xiii)        the Company proposes, supports, assists, solicits or files a pleading seeking approval of any Alternative Transaction (or any approval of any sales, voting or other procedures in connection with such Alternative Transaction) without the consent of the Required Consenting Noteholders.

(d)           Individual Consenting Noteholder Termination Events. Any Consenting Noteholder may terminate this Agreement as to itself only (the “Individual Terminating Noteholder”), in the event that such Consenting Noteholder has transferred all (but not less than all) of its holdings of Notes Claims in accordance with Section 14 of this Agreement (such termination shall be effective on the date on which such Consenting Noteholder has effected such transfer, satisfied the requirements of Section 14 and provided the written notice required above in this Section 7, by giving ten (10) Business Days’ written notice to the Cloud Peak Entities and the other Consenting Noteholders; provided that such written notice shall be given by the applicable Noteholder within five (5) Business Days of such amendment. Termination pursuant to this Section 7(d) shall be an “Individual Noteholder Termination.”

8.             Effect of Termination. The earliest date on which termination of this Agreement as to a Party is effective in accordance with Section 7 of this Agreement shall be referred to, with respect to such Party, as a “Termination Date.”  Upon the occurrence of a Termination Date, (a) all Parties’ obligations under this Agreement shall be terminated effective immediately (in the case of an Individual Noteholder Termination, solely with respect to obligations of or in favor of the Individual Terminating Noteholder), and (b) the Parties shall be released from all commitments, undertakings, and agreements hereunder, including, for the avoidance of doubt, and without limitation, the compromise and settlement of the Lien and Guaranty Dispute; provided, however, that each of the following shall survive any such termination: (x) any claim for breach of this Agreement that occurs prior to such Termination Date, and all rights with respect to such claims shall not be prejudiced in any way and (y) Sections 8, 9 (except as expressly provided for therein) 16, 18(a), 18(b), 18(c), 18(d), 18(e), 18(f), 18(g), 18(h), 18(i), 18(k), 18(l) and 17(m) hereof, including the definitions incorporated by reference into such sections pursuant to Sections 1 and 2 hereof.  Notwithstanding any provision in this Agreement to the contrary, the right to terminate this Agreement under this Section 8 shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the occurrence of the applicable Termination Event.

9.             Settlement.  The Parties stipulate and agree that, in compromise and settlement of the Lien and Guaranty Dispute:

(a)           the Cloud Peak Entities shall not, in any forum, proceeding or otherwise, take any position that (i) disputes that the Subsidiary Guaranties are in full force and effect and constitute legal, valid and binding obligations of the Subsidiary Guarantors or (ii) challenges the liens and security interests granted to the 2021 Notes Indenture Trustee in connection with the 2021 Notes Subsidiary Guaranties and the Subsidiary Liens;

(b)           each Party hereby conclusively, absolutely, unconditionally, irrevocably, and forever releases, waives and discharges any and all claims, suits, or actions against any other Party related to the Lien and Guaranty Dispute; and

(c)           for the avoidance of any doubt, each Subsidiary Guarantor, immediately effective upon the Agreement Effective Date, hereby (i) reaffirms the 2021 Notes Subsidiary Guaranties and hereby jointly, severally and unconditionally guarantees the payment of any notes issued under the 2021 Notes Indenture in accordance with and to the extent provided in Article X of the 2021 Notes Indenture (the terms of which are incorporated herein by reference), (ii) reaffirms the 2024 Notes Subsidiary Guaranties and hereby jointly, severally and unconditionally guarantees the payment of any notes issued under the 2024 Notes Indenture in accordance with and to the extent provided in Article XI of the 2024 Notes Indenture (the terms of which are incorporated herein by reference) and (iii) reaffirms the Subsidiary Liens and grants liens and security interests in favor of the 2021 Notes Indenture Trustee in accordance with and to the extent provided in the Security Documents (as defined in the 2021 Notes Indenture) (the terms of which are incorporated herein by reference);

provided that, in the event this Agreement is either (x) terminated by the Company and becomes effective as to all Consenting Noteholders under Section 7(b)(iii) hereof or (y) terminated by the Required Consenting Noteholders under Section 7(c)(v) hereof, (A) the compromise and settlement set forth in Section 9(a)-(b) shall be automatically null and void and the agreements set forth in Section 9(a)-(b) of the Cloud Peak Entities shall (1) be deemed to have never been made and (2) be automatically terminated without further action of any party; (B) the guaranties issued and the liens granted pursuant to Section 9(c) shall be terminated and released without prejudice to any Subsidiary Guaranties and Subsidiary Liens existing prior to the Agreement Effective Date; and (C) each Party reserves all rights with respect to the Lien and Guaranty Dispute; provided, however, that after entry of the Final DIP Order, termination of this Agreement by the Required Consenting Noteholders under Section 7(c)(v) hereof shall not result in any of (A), (B), or (C) of this paragraph.

10.          Representations of the Company. Each Cloud Peak Entity hereby represents and warrants to each Consenting Noteholder as follows as of the date hereof:

(a)           Corporate Power and Authority.  It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

(b)           Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(c)           No Conflicts.  The execution, delivery and performance by it of this Agreement does not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, other than as a result of the commencement of the Chapter 11 Cases.

(d)           Governmental Consents.  The execution, delivery and performance by it of this Agreement does not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than, for the avoidance of doubt, the consents or approvals of governmental authorities or regulatory bodies that may be required in connection with the Sale Process or any Sale(s).

(e)           Binding Obligation. This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance and other laws affecting creditors’ rights, and by general limitations in the availability of equitable remedies.

(f)            No Solicitation.  This Agreement is not intended to be, and each signatory to this Agreement acknowledges that this Agreement is not, whether for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise, a solicitation for the acceptance or rejection of a chapter 11 plan for any of the Cloud Peak Entities.  The Cloud Peak Entities will not solicit acceptances of a Plan from any Consenting Noteholder until the Consenting Noteholders have been sent copies of the Disclosure Statement in respect of the Plan.

11.          Representations of Each Consenting Noteholder.  Each of the Consenting Noteholders party hereto severally (but not jointly) represents and warrants to the other Parties as follows with respect to itself only and as of the date hereof:

(a)           Ownership or Investment Discretion.  As of the date hereof, it (i) either (A) is the sole legal and beneficial owner of the amount of 2021 Notes Claims and 2024 Notes Claims appearing on its signature page hereto and all related claims, rights and causes of action arising out of, or in connection with, or otherwise relating thereto, in each case free and clear (other than pursuant to this Agreement), of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would, or would reasonably be expected to, adversely affect in any material way such Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed, or (B) has investment or voting discretion with respect to such Notes Claims and has the power and authority to bind the beneficial owner(s) of such Notes Claims to the terms of this Agreement; and (ii) has full power and authority to consent to matters concerning such Notes Claims with respect to the DIP Facility, the Sale Process, any Sale(s), and the Plan.

(b)           Securities Laws.  (i) It or each beneficial owner it represents herein is either (A) a qualified institutional buyer as defined in rule 144A of the Securities Act of 1933, (B) an institutional accredited investor (as defined in rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended, (C) a Regulation S non-U.S. person, or (D) the foreign equivalent of (A)

or (B) above; and (ii) any securities of the Company acquired by the applicable Consenting Noteholder will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act of 1933, as amended.

(c)           Sufficiency of Information Received.  It has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, all information it deems necessary and appropriate for it to evaluate the financial risks inherent in the approval of the DIP Facility and the Sale Process, and it has conducted its own analysis and made its own decision to execute this Agreement.

(d)           Corporate Power and Authority.  It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

(e)           Authorization.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(f)            No Conflicts.  The execution, delivery and performance by it of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any material contractual obligation to which it or any of its subsidiaries is a party.

(g)           Governmental Consents.  The execution, delivery and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body.

(h)           Binding Obligation.  This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance and other laws affecting creditors’ rights, and by general limitations in the availability of equitable remedies.

12.          [Reserved]

13.          Claims and Interests.  This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring or holding claims against, or interests in, any of the Cloud Peak Entities (or any of its respective Affiliates or subsidiaries).  However, in the event any Consenting Noteholder shall acquire or hold any such claims and interests, then such claims and interests shall, without further action of or notice to any Person, automatically be deemed to be subject to the terms and conditions of this Agreement.

14.          Transfer Restrictions.

(a)           So long as this Agreement has not been terminated in accordance with its terms, no Consenting Noteholder shall (i) sell, use, pledge, hypothecate, assign, transfer, permit the participation in, or otherwise dispose of its right, title, or interest (including any Beneficial Ownership) in Notes Claims, in whole or in part or (ii) grant any proxies or deposit any of such Consenting Noteholder’s right, title, or interest in Notes Claims into a voting trust, or enter into a voting agreement with respect to any such interest (collectively, the actions described in clauses (i) and (ii), a “Transfer”), unless it satisfies the following requirement (a transferee that satisfies such requirement, a “Permitted Transferee,” and such Transfer, a “Permitted Transfer”):  the intended transferee executes and delivers to counsel to the Company, on a confidential basis, on the terms set forth in clauses (b) and (c) below, an executed form of the Transfer Agreement before such Transfer is effective (it being understood that any Transfer shall not be effective, including, without limitation, for purposes of calculating Required Consenting Noteholders, until notification of such Transfer and a copy of the executed Transfer Agreement is received by counsel to the Company, in each case, on the terms set forth herein), in which event, from and after the delivery of such executed copy of such Transfer Agreement to counsel to the Company (in accordance with the notice provisions set forth herein and prior to the effectiveness of such Transfer), the transferor shall be deemed to relinquish its rights, and be released from its obligations, under this Agreement; provided that any transferor Consenting Noteholder who Transfers less than all ownership (including any Beneficial Ownership) in the Notes Claims shall remain subject to this Agreement with respect to any portions of the Notes Claims not transferred; provided further that in no event shall any such Transfer relieve a Party hereto from liability for its breach or nonperformance of its obligations hereunder prior to the date of delivery of such Transfer Agreement.  Notwithstanding anything herein to the contrary, so long as this Agreement has not been terminated in accordance with its terms, each Consenting Noteholder may offer, sell, or otherwise transfer any or all of its  Notes Claims to any entity that, as of the date of transfer, controls, is controlled by, or is under common control with such Consenting Noteholder; provided, however, that such entity shall automatically be subject to the terms of this Agreement and be a Consenting Noteholder hereunder, and shall execute a Transfer Agreement.

(b)           Notwithstanding anything herein to the contrary, (i) a Consenting Noteholder may Transfer any right, title, or interest in its Notes Claims to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Consenting Noteholder only if such Qualified Marketmaker has purchased such Claims with a view to immediate resale of such Notes Claims (by purchase, sale, assignment, transfer, participation or otherwise) as soon as reasonably practicable, and in no event later than the earlier of (A) one (1) business day prior to any voting deadline with respect to the Plan (solely if such Qualified Marketmaker acquires such Notes Claims prior to such voting deadline) and (B) twenty (20) business days of consummation of its acquisition of such Notes Claims to a Permitted Transferee that is or becomes a Consenting Noteholder; and (ii) to the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer or participate any right, title, or interest in any Notes Claims that the Qualified Marketmaker acquires from a holder of such Notes Claims who is not a Consenting Noteholder without the requirement that the transferee be or become a Consenting Noteholder. Notwithstanding the foregoing, (w) if at the time of a proposed Transfer of any Notes Claim to the Qualified Marketmaker in accordance with the foregoing, the date of such proposed Transfer is on or before the voting deadline with respect to the Plan, the proposed transferor Consenting Noteholder shall first vote such Claim acquired from a Consenting Noteholder in accordance with the requirements of Section 4(e) hereof prior to any Transfer or (x) if, after a transfer in accordance with this Section 14(b), a Qualified Marketmaker is holding a Claim on the voting deadline with respect to the Plan, such Qualified Marketmaker shall vote such Claim in accordance with the requirements of Section (e) hereof. For these purposes, a “Qualified Marketmaker” means an entity that: (y) holds itself out to the market as standing ready in the ordinary course of its business to purchase from customers and sell to customers claims against the Company and its affiliates (including debt securities or other debt) or enter into with customers long and short positions in claims against the Company and its affiliates (including debt securities or other debt), in its capacity as a dealer or marketmaker in such claims against the Company and its affiliates; and (z) is in fact regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt). A Qualified Marketmaker acting in such capacity may purchase, sell, assign, transfer, or participate any Claims other than Claims held by a Consenting Noteholder without any requirement that the transferee be or become subject to this Agreement..

(c)           This Agreement shall in no way be construed to preclude a Consenting Noteholder from acquiring additional Notes Claims or any other Claim against any Cloud Peak Entity; provided that (i) if any Consenting Noteholder acquires additional Notes Claims after the Agreement Effective Date, such Consenting Noteholder shall make commercially reasonable efforts to notify counsel to the Company and counsel to the applicable Indenture Trustee, on a confidential basis, within a reasonable period of time following such acquisition, of such acquisition, including the amount of such acquisition and (ii) such Consenting Noteholder hereby acknowledges and agrees that such Notes Claims shall automatically and immediately upon acquisition by a Consenting Noteholder be subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given in accordance herewith).

(d)           Any Transfer made in violation of this Section14 shall be void ab initio and the Company and each of the Consenting Noteholders shall have the right to enforce the voiding of such Transfer.  Any Consenting Noteholder that effectuates a Permitted Transfer to a Permitted Transferee shall have no liability under this Agreement arising from, or related to, the failure of the Permitted Transferee to comply with the terms of this Agreement.

15.          Exhibits, Annexes and Schedules Incorporated by Reference.  Each of the exhibits, annexes and schedules attached hereto, and each of the schedules and annexes to such exhibits (collectively, the “Exhibits and Schedules”) is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules.  In the event of any inconsistency between this Agreement (without reference to the Exhibits and Schedules) and the Exhibits and Schedules, this Agreement (without reference to the Exhibits and Schedules) shall govern and control.

16.          Entire Agreement; Prior Negotiations.  This Agreement, including any exhibits, sets forth in full the terms of agreement between and among the Parties with respect to the transactions contemplated herein and is intended as the full, complete and exclusive contract governing the relationship between and among the Parties with respect to the transactions contemplated herein, superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, between or among the Parties with respect to the subject matter hereof; provided that nothing herein shall affect the settlement of the Lien and Guaranty Dispute set forth in Section 9 of the Original Agreement; provided further that any confidentiality agreement between or among any of the Parties shall remain in full force and effect in accordance with its terms.  No representations, oral or written, other than those set forth herein, may be relied on by any Party in connection with the subject matter hereof.

17.          Amendment or Waiver.  No waiver, modification or amendment of any term or provision of this Agreement shall be valid unless such waiver, modification or amendment is in writing and has been signed by the Company and the Required Consenting Noteholders; provided, however, that any modification or amendment that alters any of the material terms hereof in a manner that is disproportionately adverse to any one Consenting Noteholder as compared to similarly situated Consenting Noteholders shall be valid only if such waiver, modification or amendment is in writing and has been signed by the Company and each of the Consenting Noteholders.  No waiver of any of the provisions of this Agreement or the Asset Purchase Agreement(s) shall constitute or be deemed to constitute a waiver of any other provision of this Agreement or the Asset Purchase Agreement(s), whether or not similar, nor shall any waiver be deemed a continuing waiver.  Any modification of this Section 17 shall require the written consent of all Parties.

18.          Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction.  By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under, or arising out of, or in connection with, this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the District of Delaware, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing, upon any commencement of the Chapter 11 Cases and until entry of a final decree in each of the Chapter 11 Cases, each of the Parties agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or in connection with, this Agreement.

(b)           Specific Performance.  It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each nonbreaching Party shall be entitled to specific performance and injunctive or other equitable relief (excluding monetary remedies) as its sole and exclusive remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

(c)           Reservation of Rights.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner, waive, limit, impair or restrict the ability of each Consenting Noteholder to protect and preserve its rights, remedies and interests, including its claims, against the Company.  If the Sale Process contemplated herein is not consummated in the manner set forth in this Agreement, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their respective rights and remedies.  Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms and provisions of this Agreement. This Agreement (including, for the avoidance of doubt, the Exhibits and Schedules) and any related document shall in no event be construed as, or be deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

(d)           Headings.  The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

(e)           Notice.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by electronic transmission or mailed (first-class postage prepaid) to the Parties at the following addresses or email addresses, as applicable:

Each Consenting Noteholder:

The address or electronic mail address specified on its respective signature page to this Agreement.

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Damian S. Schaible and Aryeh Ethan Falk

Email: damian.schaible@davispolk.com and aryeh.falk@davispolk.com

The Company:

Cloud Peak Energy Inc.

385 Interlocken Crescent, Suite 400

Broomfield, Colorado 80021

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Vinson & Elkins, L.L.P.

666 Fifth Avenue, 26th Floor

New York, New York 10103-0040

Attn: David Meyer, Jessica Peet, and Lauren Kanzer

Email:                dmeyer@velaw.com

jpeet@velaw.com

lkanzer@velaw.com

(f)            Successors and Assigns, Third-Party Beneficiaries.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other Person or entity shall, or shall be deemed to, be a third-party beneficiary hereof.

(g)           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(h)           Several Obligations. The agreements, representations and obligations of each Consenting Noteholder under this Agreement are several, and not joint, in all respects.  Any breach of this Agreement by a Party shall not result in liability for any other nonbreaching Party (it being acknowledged and agreed by all parties that their sole and exclusive remedy for any breach of this Agreement shall be specific performance and injunctive or other equitable relief (excluding monetary remedies) as provided in Section 17(b) above).  It is understood and agreed that any Consenting Noteholder may trade in the Notes Claims or other debt securities of the Company without the consent of the Company or any other Consenting Noteholder, subject to applicable laws, if any, Section 14 herein, and the applicable Notes Indenture (as applicable).  No Consenting Noteholder shall have any responsibility for any such trading by any other entity by virtue of this Agreement.

(i)            Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by facsimile or electronic mail which shall be deemed to be an original for the purposes of this Agreement.

(j)            Public Disclosure.  To the extent practicable, at least two (2) Business Days prior to release or filing thereof, the Company will submit to Davis Polk any press release and/or public filing relating to this Agreement, the Asset Purchase Agreement(s), or the transactions contemplated hereby and thereby, and any amendments thereof.

(k)           No Strict Construction.  This Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the Parties hereto or thereto.  Neither the provisions of this Agreement or any such other agreements and documents, nor any alleged ambiguity therein, shall be interpreted or resolved against any Party on the ground that such Party or such Party’s counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction.

(l)            No Violation of Automatic Stay.  The Consenting Noteholders are authorized to take any steps necessary to effectuate the termination of this Agreement, as applicable, including the sending of any applicable notices to the Company, notwithstanding section 362 of the Bankruptcy Code or any other applicable law (and the Company hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice), and no cure period contained in this Agreement shall be extended pursuant to sections 108 or 365 of the Bankruptcy Code or any other applicable law without the prior written consent of the Required Consenting Noteholders.

(m)          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n)           Time Periods.  If any time period or other deadline provided in this Agreement expires on a day that is not a Business Day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding Business Day.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers, all as of the date and year first above written.

CLOUD PEAK ENERGY RESOURCES LLC,
as Issuer

By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Corporate Secretary

CLOUD PEAK ENERGY FINANCE CORP.,
as Issuer

By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Corporate Secretary

CLOUD PEAK ENERGY INC.,
as Parent

By:	/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Sale and Plan Support Agreement]

ARROWHEAD I LLC

ARROWHEAD II LLC

ARROWHEAD III LLC

YOUNGS CREEK HOLDINGS I LLC

YOUNGS CREEK HOLDINGS II LLC

YOUNGS CREEK MINING COMPANY, LLC

BIG METAL COAL CO. LLC

CORDERO MINING LLC

CORDERO MINING HOLDINGS LLC

CORDERO OIL AND GAS LLC

CABALLO ROJO LLC

CABALLO ROJO HOLDINGS LLC

NERCO LLC

NERCO COAL LLC

ANTELOPE COAL LLC

SPRING CREEK COAL LLC

NERCO COAL SALES LLC

PROSPECT LAND AND DEVELOPMENT LLC

CLOUD PEAK ENERGY LOGISTICS LLC

CLOUD PEAK ENERGY LOGISTICS I LLC

KENNECOTT COAL SALES LLC

RESOURCE DEVELOPMENT LLC

WESTERN MINERALS LLC

SEQUATCHIE VALLEY COAL CORPORATION

CLOUD PEAK ENERGY SERVICES COMPANY,

as Subsidiary Guarantors

/s/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Corporate Secretary

[Signature Page to Sale and Plan Support Agreement]

ALLIANZ GLOBAL INVESTORS U.S. LLC, in its capacity as investment manager, investment adviser or investment sub-adviser and on behalf of the investment vehicles identified below as Consenting Noteholders:

Allianz Short Duration High Yield Fund, a series of Allianz Global Investors Trust

AllianzGI Short Duration High Income Fund, a series of Allianz Funds Multi-Strategy Trust

Allianz Rendite Plus 2019

Allianz US Short Duration High Income Bond Fund, a sub-fund of Allianz Global Investors Fund

By:	/s/ Steve Gish
Name: Steve Gish
Title: Director

Attn: Steven Gish

Tel:

Email:

Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

Arena Capital Advisors, LLC for and on behalf of the funds and accounts it manages and as Consenting Noteholder

By:	/s/ Jeremy Sagi
Name: Jeremy Sagi
Title: Chief Investment Officer

Attn:	Sanije Perrett
Title:	President
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

GRACE BROTHERS, LP, as Consenting Noteholder

By:	BRO-GP, LLC
A General Partner

By:	/s/ Bradford T. Whitmore
Name: Bradford T. Whitmore
Title: Manager

Attn:	Bradford T. Whitmore
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

NOMURA CORPORATE RESEARCH AND ASSET MANAGEMENT INC., as Investment Advisor on behalf of certain funds and accounts, as Consenting Noteholder

By:	/s/ Joshua Givelber
Name: Joshua Givelber
Title: Executive Director

Attn:	Joshua Givelber
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

TIAA Global Public Investments, LLC — Series Loan, as Consenting Noteholder

By: Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson	AD
Name: Anders Persson
Title: Managing Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

TIAA Global Public Investments, LLC — Series High Yield, as Consenting Noteholder

By: Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson	AD
Name: Anders Persson
Title: Managing Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

TIAA-CREF High Yield Fund, as Consenting Noteholder

By: Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson	AD
Name: Anders Persson
Title: Managing Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

TIAA-CREF Bond Plus Fund, as Consenting Noteholder

By: Teachers Advisors, LLC, its investment manager

By:	/s/ Anders Persson	AD
Name: Anders Persson
Title: Managing Director

Attn:
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

Teachers Insurance and Annuity Association of America, as Consenting Noteholder

By: Nuveen Alternatives Advisors LLC, its investment manager

By:	/s/ Ji Min Shin	AD
Name: Ji Min Shin
Title: Senior Director

Attn:	Ji Min Shin
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

WEXFORD SPECTRUM INVESTORS LLC, as Consenting Noteholder

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

WEXFORD CATALYST INVESTORS LLC, as Consenting Noteholder

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

DEBELLO INVESTORS LLC, as Consenting Noteholder

By:	/s/ Arthur Amron
Name: Arthur Amron
Title: Vice President and Assistant Secretary

Attn: General Counsel
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

Wolverine Flagship Fund Trading Limited, as Consenting Noteholder

By:	/s/ Kenneth L. Nadel
Name: Kenneth L. Nadel
Title: Authorized Signatory

Attn: Kenneth L. Nadel
Tel:
Email:
Address:

Holdings

Principal Amount of 2021 Notes

Principal Amount of 2024 Notes

[Signature Page to Sale and Plan Support Agreement]

Exhibit A

DIP Facility Commitment Letter

EXECUTION VERSION

CONFIDENTIAL

May 9, 2019

Cloud Peak Energy Inc.

Cloud Peak Energy Resources LLC

385 Interlocken Crescent, Suite 400

Broomfield, CO 80021

Attention: John Stranak, Vice President of Finance and Treasurer

COMMITMENT LETTER

$35 million Superpriority Senior Secured Priming Debtor-In-Possession Term Loan Credit Facility

Ladies and Gentlemen:

Each of the institutions identified on Schedule 1 hereto (each, a “Lender”) understands that CLOUD PEAK ENERGY INC. (“CPE”), CLOUD PEAK ENERGY RESOURCES LLC (“CPER”; and together with CPE, “you”) and the other subsidiaries of CPE intend to enter into a $35 million Superpriority Senior Secured Priming Debtor-In-Possession Term Loan Credit Facility (the “DIP Facility”) on the terms set forth in the form of Superpriority Senior Secured Priming Debtor-in-Possession Credit Agreement attached as Exhibit A hereto (the “DIP Credit Agreement”), and each Lender is pleased to offer its several and not joint commitment to lend a portion of the principal amount of the DIP Facility set forth opposite its name on Schedule 1 hereto, upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the DIP Credit Agreement.

An administrative agent reasonably acceptable to the Lenders will act as sole Administrative Agent for the DIP Facility (the “Administrative Agent”).  No additional agents, co-agents or lenders will be appointed and no other titles will be awarded with respect to the DIP Facility without our prior written approval.

The commitment of each Lender hereunder are subject to the satisfaction of each of the following conditions precedent and those conditions precedent set forth or referred to in the DIP Credit Agreement in a manner acceptable to the Lenders: (a) no development or change occurring after the date hereof, and no information becoming known after the date hereof, that, in our judgment, results in or could reasonably be expected to result in a material change in, or material deviation from, the Information (as hereinafter defined), including without limitation, a material change in the terms of the transactions contemplated hereby or in the legal, tax, accounting or financial aspects of such transactions, or in the post-transaction corporate and capitalization structure of CPE and its subsidiaries contemplated in this Commitment Letter and in the Information (in which case the Lenders may, in their sole discretion, suggest alternative financing amounts or structures that ensure adequate protection for the Lenders or terminate our commitment and undertaking under this Commitment Letter); (b) the accuracy and completeness of all representations that you and your affiliates make to the Lenders and your compliance with the terms of this Commitment Letter; (c) the negotiation, execution and delivery of definitive documentation for the DIP Facility, including the DIP Credit Agreement, which DIP Credit Agreement shall be based on the form of DIP Credit Agreement attached as Exhibit A hereto with changes to be negotiated in good faith and agreed between the parties hereto and which other definitive documentation for the DIP Facility shall be satisfactory to the Lenders; and (d) payment of the Backstop Fee (as hereinafter defined) on the Closing Date (as hereinafter defined) and all fees set forth in the DIP Credit Agreement that are due and payable on the Closing Date.

As consideration for the Lenders’ commitments under this Commitment Letter, you agree to pay or cause to be paid to the Lenders, for their own account, a backstop fee in an amount equal to $1,050,000 (the “Backstop Fee”), which Backstop Fee shall be divided among the Lenders based on their pro rata share of the aggregate commitment amount of the DIP Facility as of the date hereof.  The Backstop Fee shall be earned, due and payable in full on the Closing Date and shall be payable with the proceeds of the loans

2

under the DIP Facility (and the DIP Facility may be net funded on the Closing Date to account for such Backstop Fee).  You agree that, once paid, the Backstop Fee or any part thereof payable hereunder shall not be refundable under any circumstances.  The Backstop Fee shall be paid in immediately available funds (which may be paid with proceeds of the DIP Facility) and shall be in addition to reimbursement of our out-of-pocket expenses as agreed in this Commitment Letter.  Notwithstanding anything to the contrary set forth herein, the Borrowers may increase the size of the DIP Facility to fund the Backstop Fee and any other upfront fees payable on the Closing Date under the DIP Credit Agreement, which increase shall be deemed to be part of the amount of the DIP Facility committed to be provided by the Lenders pursuant to this Commitment Letter for all purposes of this Commitment Letter, in an amount equal to the entire amount of such Backstop Fee or upfront fees (provided, that in no event shall any Backstop Fee or other fee be payable in respect of such increase).  You agree that we may, in our sole discretion, share all or a portion of any of the Backstop Fee with any of our respective affiliates.  The Backstop Fee shall have administrative expense priority status in the Chapter 11 Cases (as defined in the Sale Support Agreement (as hereinafter defined)) pursuant to section 503(b)(1) of the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified in 11 U.S.C. Section 101 et seq or such super-priority administrative expense and secured status as may be ordered by the Bankruptcy Court (as hereinafter defined).

In connection with the DIP Facility, you agree to provide and cause your advisors to provide the Lenders or their advisors upon request with all information and evaluations prepared by you and your advisors, or on your behalf, relating to the transactions contemplated hereby (including the Projections (as hereinafter defined), the “Information”).

You represent, warrant and covenant that (a) all financial projections concerning CPE and its subsidiaries that have been or are hereafter made available to the Lenders or their advisors by you or any of your representatives (or on your or their behalf) (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions and (b) all Information, other than Projections, which has been or is hereafter made available to the Lenders or their advisors by you or any of your representatives (or on your or their behalf) in connection with any aspect of the transactions contemplated hereby, as and when furnished, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading.  You agree to furnish us with further and supplemental information from time to time until the date of the initial borrowing under the DIP Facility (the “Closing Date”) so that the representation, warranty and covenant in the immediately preceding sentence are correct on the Closing Date as if the Information were being furnished, and such representation, warranty and covenant were being made, on such date.  In issuing this commitment with respect to the DIP Facility, the Lenders are and will be using and relying on the Information without independent verification thereof.

You acknowledge that (i) the Lenders and/or their advisors on your behalf will make available to Lenders and/or receive Information and other confidential materials in connection with the DIP Facility and CPE or its affiliates, or the respective securities of any of the foregoing and (ii) each Lender has entered into a Confidentiality Agreement, dated as of March 19, 2019 (each, an “NDA”), with the CPER on behalf of itself and its subsidiaries.  Each Lender acknowledges and agrees that all such Information and other confidential materials shall constitute “Confidential Information” as defined in its NDA and that it shall treat all such Information and other materials, including as to disclosure of such Information and other confidential materials, in accordance with its NDA and shall be bound by all obligations and restrictions imposed on it with respect to such Information and other confidential materials.

By executing this Commitment Letter, you agree to reimburse the Lenders from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of Davis Polk & Wardwell LLP, as counsel to the Lenders and the Administrative Agent, and of special and local counsel to the Lenders retained by the Lenders or the

3

Administrative Agent) incurred in connection with the DIP Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

You agree to indemnify and hold harmless each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the DIP Facility and any other financings, or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter and the contents hereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the DIP Facility or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the DIP Credit Agreement) but not the Backstop Fee or the fees contained in the DIP Credit Agreement after your acceptance of this Commitment Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges.  Notwithstanding anything to the contrary in the foregoing, you shall be permitted to publicly disclose this Commitment Letter to the extent necessary to obtain approval of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) for the DIP Facilities; provided, that any such disclosure of the Backstop Fee and the other fees set forth in the DIP Credit Agreement is necessary to obtain Bankruptcy Court approval, such disclosure shall be made via a filing under seal and, to the extent required, by providing an unredacted copy thereof directly to the Bankruptcy Court.  The Lenders hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Lenders, as applicable, to identify you in accordance with the Act.

4

CPE or any of its subsidiaries or any of their respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Lenders).  This paragraph shall terminate on the first anniversary of the date hereof.

You acknowledge that any Lender or its affiliates may be providing financing or other services to parties whose interests may conflict with yours.  The Lenders agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information.  The Lenders further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer.  In connection with the services and transactions contemplated hereby, you agree that the Lenders are permitted to access, use and share with any of their affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of any Lender or any of its affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that:  (a) (i) the transactions and commitments described herein regarding the DIP Facility are arm’s-length commercial transactions between you and your affiliates, on the one hand, and each Lender, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each Lender each has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) no Lender has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Lenders and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Lenders have no obligation to disclose any of such interests to you or your affiliates.  To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any Lender or its affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.  Each Lender and you hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the transactions contemplated hereby and thereby or the actions of the Lenders in the negotiation, performance or enforcement hereof.  Each Lender and you hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter and the transactions contemplated hereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or the DIP Credit Agreement shall affect any right that a Lender or any affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of CPE or any of its subsidiaries or enforce any judgment arising out of any such claim, action or proceeding.  Each Lender and you agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such

5

dispute.  Each Lender and you waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.  The commitments and undertakings of each Lender may be terminated by us if you fail to perform your obligations under this Commitment Letter on a timely basis.  Notwithstanding the foregoing, upon any commencement of the Chapter 11 Cases (as defined in the Sale Support Agreement) and until entry of a final decree in each of the Chapter 11 Cases, each of the parties hereto agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, or in connection with, this Commitment Letter.

The provisions of the immediately preceding six paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the DIP Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Lender hereunder.

Solely to the extent a Lender is an EEA Financial Institution (as defined in Annex I), the parties hereto acknowledge and consent to the provisions attached hereto as Annex I, which are part of this Commitment Letter.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original.  Delivery of an executed counterpart of this Commitment Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter (including the DIP Credit Agreement) and the Sale and Plan Support Agreement, dated as of May 5, 2019 (the “Sale Support Agreement”), among CPE, certain of its subsidiaries, each Consenting 2021 Notes Holder party thereto and each Consenting 2024 Consenting Notes Holder party thereto, embodies the entire agreement and understanding among the Lenders you and your affiliates with respect to the DIP Facility and supersedes all prior agreements and understandings relating to the specific matters hereof.  However, please note that the terms and conditions of the commitments of the Lenders and the undertakings of the Lenders hereunder are not limited to those set forth herein or in the DIP Credit Agreement.  Those matters that are not covered or made clear herein or in the DIP Credit Agreement are subject to mutual agreement of the parties.  This Commitment Letter is not assignable by CPE or CPER without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This Commitment Letter and all commitments and undertakings of each Lender hereunder will expire at 5:00 p.m. (New York time) on May 13, 2019 unless you execute this Commitment Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this Commitment Letter (which may be signed in one or more counterparts) shall become binding agreements.  Thereafter, all commitments and undertakings of each Lender hereunder will expire on May 14, 2019 unless definitive documentation for the DIP Facility, including the DIP Credit Agreement, is executed and delivered prior to such date.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

6

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

[Lender Signatures]

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

ACCEPTED AND AGREED TO
AS OF THE DATE FIRST ABOVE WRITTEN:

CLOUD PEAK ENERGY INC.

By:
Name:
Title:

CLOUD PEAK ENERGY RESOURCES LLC

By:
Name:
Title:

[SIGNATURE PAGE TO DIP COMMITMENT LETTER]

SCHEDULE 1

LENDERS AND COMMITMENTS

[Schedule of Lender Commitments on file with the Lenders’ advisors.]

EXHIBIT A

DIP CREDIT AGREEMENT

[INTENTIONALLY OMITTED]

ANNEX I

Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in this Commitment Letter or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under this Commitment Letter, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Commitment Letter; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Exhibit B

Bidding Procedures

4

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

)
In re	)	Chapter 11
)
CLOUD PEAK ENERGY INC., et al.,	)	Case No. 19 – [ ]
)
Debtors.(3))
)

BIDDING PROCEDURES FOR THE SALE OF THE DEBTORS’ ASSETS

On [•] (the “Petition Date”), the above-captioned debtors and debtors in possession (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”).  [On [•], 2019/Also on the on the Petition Date], the Debtors filed the Motion of Debtors for Entry of Orders (A)(I) Approving Bidding Procedures, (II) Scheduling the Bid Deadlines and the Auction,(III) Scheduling Hearings and Objection Deadlines with Respect to the Sale, (IV) Approving the Form and Manner of Notice Thereof, (V) Approving Contract Assumption and Assignment Procedures, and (VI) Granting Related Relief and (B)(I) approving the Sale of the Assets Free and Clear of All Liens, Claims, Interests, and Encumbrances, (II) Approving Assumption and Assignment of Executory Contracts and Unexpired Leases, and (C) Granting Related Relief [Docket No. [•]] (the “Motion”) seeking approval of, among other things, the procedures by which the Debtors are authorized to conduct an auction (the “Auction”), if any, for the sale (the “Sale”) of all, substantially all, or any combination of the Debtors’ assets (the “Assets”) to the Winning Bidder.(4)  On [•], 2019, the Court entered an order with respect to the Motion [Docket No. [•]] (the “Bidding Procedures Order”) approving the procedures contemplated herein, (the “Bidding Procedures”) and granting certain related relief.

(3)   The Debtors in these chapter 11 cases and the last four digits of their respective federal tax identification numbers are:  Antelope Coal LLC (8952); Arrowhead I LLC (3024); Arrowhead II LLC (2098); Arrowhead III LLC (9696); Big Metal Coal Co. LLC (0200); Caballo Rojo LLC (9409); Caballo Rojo Holdings LLC (4824); Cloud Peak Energy Finance Corp. (4674); Cloud Peak Energy Inc. (8162); Cloud Peak Energy Logistics LLC (7973); Cloud Peak Energy Logistics I LLC (3370); Cloud Peak Energy Resources LLC (3917); Cloud Peak Energy Services Company (9797); Cordero Mining LLC (6991); Cordero Mining Holdings LLC (4837); Cordero Oil and Gas LLC (5726); Kennecott Coal Sales LLC (0466); NERCO LLC (3907); NERCO Coal LLC (7859); NERCO Coal Sales LLC (7134); Prospect Land and Development LLC (6404); Resource Development LLC (7027); Sequatchie Valley Coal Corporation (9113); Spring Creek Coal LLC (8948); Western Minerals LLC (3201); Youngs Creek Holdings I LLC (3481); Youngs Creek Holdings II LLC (9722); Youngs Creek Mining Company, LLC (5734).  The location of the Debtors’ service address is:  385 Interlocken Crescent, Suite 400, Broomfield, Colorado 80021.

(4)   Capitalized terms used but not defined herein have the meaning given to such terms in the Bidding Procedures Motion.

5

Marketing Process and Participation Requirements

A.                                    Confidentiality Agreement.

The Debtors, in consultation with their proposed investment banker, Centerview Partners LLC (“Centerview”), developed a list of parties whom they believe may be interested in, and whom the Debtors reasonably believe would have the financial resources to consummate, a Sale.  The Debtors and Centerview also solicited and incorporated feedback regarding such list of parties from Houlihan Lokey Capital, Inc., the proposed investment banker to the ad hoc group of 2021 noteholders (the “Ad Hoc Group”).  The Debtors shall distribute to each such party (to the extent not already distributed) and any other interested party an “Information Package” consisting of:  (i) a copy of these Bidding Procedures, the Bidding Procedures Order, and the Motion; (ii) a form confidentiality agreement (a “Confidentiality Agreement”); and (iii) such other materials as the Debtors deem appropriate under the circumstances.

To receive due diligence information, including full access to the Debtors’ electronic data room and additional non-public information regarding the Debtors, a party potentially interested in bidding on the Assets must deliver an executed Confidentiality Agreement on terms acceptable to the Debtors, to the extent not already executed, to each of:  (i) the Debtors, c/o Cloud Peak Energy Inc., 385 Interlocken Crescent, Suite 400, Broomfield, Colorado 80021, Attn. General Counsel; (ii) proposed counsel to the Debtors, (a) Vinson & Elkins LLP, 666 Fifth Avenue, 26th Floor, New York, New York 10103, Attn: David S. Meyer (dmeyer@velaw.com) and 2001 Ross Avenue, Suite 3900, Dallas, Texas 75201, Attn: Paul E. Heath (pheath@velaw.com) and (b) Richards, Layton & Finger, P.A., One Rodney Square, 920 N. King Street, Wilmington, DE 19801, Attn: Daniel J. DeFranceschi; and (iii) proposed investment banker for the Debtors, Centerview Partners LLC, 31 West 52nd Street, 22nd Floor, New York, New York, 10019 Attn: Marc D. Puntus (mpuntus@centerview.com) and Ryan T. Kielty (rkielty@centerview.com) (collectively, the “Debtor Notice Parties”).

B.                                    Electronic Data Room and Due Diligence.

After a party delivers the executed Confidentiality Agreement in accordance with these Bidding Procedures, the Debtors shall provide such party with access to an electronic data room and due diligence information, as reasonably requested by such party, and the Debtors shall post substantially all written due diligence provided to any such party to the Debtors’ electronic data room.  All due diligence requests must be directed to Centerview.  To the extent necessary and reasonably practicable, Centerview will also facilitate meetings between any such party and the Debtors’ other restructuring advisors and management team.  The Debtors and their advisors will coordinate all reasonable requests from such parties for additional information and due diligence access; provided that the Debtors may decline to provide such information to any party who, at such time and in the Debtors’ reasonable business judgment, in consultation with the Ad Hoc Group, the lender parties under the Debtors’ proposed debtor-in-possession financing facility (the “DIP Lenders”), and any official committee of unsecured creditors appointed in these chapter 11 cases (collectively, the “Consultation Parties”), has not established that it intends in good faith to, or has the capacity to, consummate a Sale.  Parties which enter into Confidentiality Agreements with the Debtors will not, directly or indirectly, contact or initiate, or engage in discussions with respect to matters relating to the Debtors or a potential transaction with any customer, supplier, or

6

contractual counterparty of the Debtors without the prior written consent of the Debtors.  The due diligence period will end on the Bid Deadline (as defined below), and, after the Bid Deadline, the Debtors will have no obligation to furnish or update any due diligence information.

For any party that the Debtors, in consultation with the Consultation Parties, determine to be a competitor of the Debtors or affiliated with any competitor of the Debtors, the Debtors reserve the right to withhold or modify, or to delay providing, any due diligence information that the Debtors determine are business-sensitive or otherwise inappropriate for disclosure to such party at such time.

C.                                    Non-Binding Indications of Interest.

In order to be eligible to be selected as a Stalking Horse Bidder or to be eligible to submit a Bid (each as defined below), a party must submit a non-binding indication of interest (an “Indication of Interest”) in writing to the Debtor Notice Parties on or before 5:00 p.m. (prevailing Eastern Time) on such date that is one calendar day after the date on which the Court enters the Bidding Procedures Order (which deadline may be extended by the Debtors without notice or hearing before the Court); provided, however, that the Debtors reserve their right to waive the requirement for Eligible Bidders to submit an Indication of Interest for any party in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, without further order from the Court.

The Indication of Interest must:  (i) identify the interested party, including details on the acquisition structure, ownership structure, as well as legal form and jurisdiction of the interested party; (ii) identify with reasonable specificity the Assets the party is interested in acquiring; (iii) set forth a proposed purchase price for the proposed Sale, including by identifying any cash and non-cash components of the proposed Sale consideration, including, for example, any liabilities to be assumed; (iv) provide detailed information regarding the proposed financing sources; (v) outline the remaining due diligence requirements; (vi) identify any proposed conditions to closing the Sale, including, but not limited to, required approvals; (vii) provide for the party’s ability to take transfer of the permits of the relevant mining operations; and (viii) provide evidence of such interested party’s financial capacity to close a proposed Sale, which may include financial statements of, or verified financial commitments obtained by, such party (with the assistance of their advisors).

The submission of an Indication of Interest by a party does not (i) obligate such party to submit a Bid or to participate in the sale process, or (ii) exempt such party from also having to submit a Bid by the Bid Deadline to participate in the Auction.

Selecting a Stalking Horse Bidder and Bid Protections

The Debtors may, at any time until [•] days prior to the date of the Auction, as an exercise of their reasonable business judgment, in consultation with the Consultation Parties, select one or more parties that have submitted an Indication of Interest to act as a stalking horse bidder (the “Stalking Horse Bidder,” and the Bid of such Stalking Horse Bidder, the “Stalking Horse Bid”) with respect to some or all of the Debtors’ Assets and provide such Stalking Horse Bidder with the Bid Protections (as defined below).

7

In connection with any stalking horse agreement with a Stalking Horse Bidder and as approved by the Bid Procedures Order, the Debtors shall be authorized (but not obligated), in an exercise of their reasonable business judgment, in consultation with the Consultation Parties, to (i) provide a breakup fee and (ii) agree to reimburse the reasonable and documented out-of-pocket fees and expenses of such Stalking Horse Bidder (collectively, the “Bid Protections”).  The aggregate amount that may be paid to a Stalking Horse Bidder on account of the Bid Protections shall not exceed three percent of such Stalking Horse Bidder’s proposed Purchase Price.

Bidding and Auction Process

A.                                    Bid Deadline.

Each party that timely submits an Indication of Interest shall be an “Eligible Bidder.”  Any Eligible Bidder that desires to make a binding proposal, solicitation, or offer (each, a “Bid”) shall transmit the Bid to the Debtor Notice Parties so as to be actually received on or before [•], 2019, at 5:00 p.m. (prevailing Eastern Time) (the “Bid Deadline”).

B.                                    Bid Requirements.

All Bids must be submitted in writing and satisfy the following requirements (collectively, the “Bid Requirements”):

i.                 Purchase Price.

Each Bid must clearly set forth the purchase price to be paid, specifying (a) any cash and (b) any non-cash components, in sufficient detail satisfactory to the Debtors, in consultation with the Consultation Parties (the “Purchase Price”).  Each Bid for a combination of Assets, other than for all or substantially all of the Assets, must:  (x) provide a breakdown of the share of the Purchase Price allocable to each of the Assets included in the Bid; (y) state whether the Bid is conditioned upon the Bid being the Winning Bid (as defined below) for any of the other Assets included in the Bid (and, if so, which Assets); and (z) state whether the Eligible Bidder is willing to purchase any of the Assets included in the Bid individually, and if so, the price such Eligible Bidder would pay for each such Asset.

ii.             Deposit.

Each Bid must be accompanied by a cash deposit in an amount equal to the greater of (a) 10% of the cash portion of the Purchase Price (i.e., the aggregate value of the cash and non-cash consideration) and (b) $5,000,000.00 (the “Deposit”), to be submitted by wire transfer to an escrow account to be identified and established by the Debtors.

iii.         Marked Asset Purchase Agreement.

Each Bid must include a draft asset purchase agreement substantially in the form of the Form of Asset Purchase Agreement annexed hereto as Exhibit I, or such other form as may be acceptable to the Debtors in consultation with the Consultation Parties (together with a redline version against the Form of Asset Purchase Agreement), including the exhibits and schedules related thereto and any related documents or other material documents necessary to consummate

8

the Sale contemplated by the Bid (collectively, the “Sale Documents”).

iv.           Committed Financing.

Each Bid must contain evidence of the Eligible Bidder’s ability to consummate a Sale within [•] days of such Bid being declared the Winning Bid.  To the extent that a Bid is not accompanied by evidence of such party’s capacity to consummate the Sale set forth in its Bid with cash on hand, each Bid must include committed financing, documented to the Debtors’ satisfaction, in consultation with the Consultation Parties, that demonstrates that such party has received sufficient debt and/or equity funding commitments to satisfy the Bid’s Purchase Price and other obligations thereunder.  Such funding commitments or other financing must be unconditional and must not be subject to any internal approvals, syndication requirements, diligence, or credit committee approvals, and shall have covenants and conditions acceptable to the Debtors, in consultation with the Consultation Parties.

v.               No Financing or Diligence Outs.

A Bid shall not be conditioned on the obtaining or the sufficiency of financing or any internal approval, or on the outcome or review of due diligence, but may be subject to the accuracy at the closing of specified representations and warranties or the satisfaction at the closing of specified conditions.

vi.           Identity.

Each Bid must fully disclose the identity of each entity that will be bidding or otherwise participating in connection with such Bid (including each equity holder or other financial backer of the Eligible Bidder if such Eligible Bidder is an entity formed for the purpose of consummating the proposed Sale contemplated by such Bid), and the complete terms of any such participation.  Under no circumstances shall any undisclosed principals, equity holders, or financial backers be associated with any Bid.  Each Bid must also include contact information for the specific person(s) and counsel whom the Debtors’ advisors should contact regarding such Bid.

vii.       Authorization.

Each Bid must contain evidence that the Eligible Bidder has obtained authorization or approval from its board of directors (or a comparable governing body) with respect to the submission of its Bid and the consummation of the Sale contemplated in such Bid.

viii.   Adequate Assurance of Future Performance.

Each Bid must:  (a) identify any executory contracts and unexpired leases to be assumed and assigned in connection with such Bid; (b) provide for the payment by the Eligible Bidder of all cure costs related to such executory contracts and unexpired leases; and (c) demonstrate, in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, that the Eligible Bidder can provide adequate assurance of future performance under all such executory contracts and unexpired leases.

9

ix.           Government Approvals.

Each Bid must include a description of all governmental, licensing, regulatory, or other approvals or consents that are required to consummate the proposed Sale, together with evidence satisfactory to the Debtors, in consultation with the Consultation Parties, of the ability to obtain such consents or approvals in a timely manner, as well as a description of any material contingencies or other conditions that will be imposed upon, or that will otherwise apply to, obtaining any such consents or approvals.

x.               Government Approvals Timeframe.

Each Bid must set forth an estimated timeframe for obtaining any required governmental, licensing, regulatory, or other approvals or consents for consummating any proposed Sale.

xi.           Transfer of Mining Permits/Assumption of Reclamation Obligations.

Each Bid must (a) provide that the Eligible Bidder will: (i) take transfer of or obtain permits for the mining operations to be acquired, (ii) assume all associated reclamation obligations with respect to the mines subject to the Bid, and (iii) obtain assignment of or replace the reclamation surety bonds associated with such permits; and (b) provide evidence of:  (i) the Eligible Bidder’s ability to satisfy the conditions set forth in clause (b) of this paragraph (including verification that the Eligible Bidder is not, and will not be as of the time of the transfer, “permit blocked” under the federal Surface Mining Control and Reclamation Act by application of the federal Applicant Violator System), and (ii) the Eligible Bidder’s financial resources necessary to obtain assignment of or replace the reclamation surety bonds associated with such permits, which evidence may include a letter from a surety company confirming that the Eligible Bidder is a “qualified buyer” (as such term is used in the surety industry).

xii.       As-Is, Where-Is.

Each Bid must include a written acknowledgement and representation that the Eligible Bidder:  (a) has had an opportunity to conduct any and all due diligence regarding the Assets prior to making its offer; (b) has relied solely upon its own independent review, investigation, and/or inspection of any documents and/or the Assets in making its Bid; and (c) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied by operation of law, or otherwise, regarding the Assets or the completeness of any information provided in connection therewith or the Auction.

xiii.   Honoring the Bid Procedures.

Each Bid must affirmatively state agreement, and by submitting its Bid, each Eligible Bidder is so agreeing, to abide by and honor the terms of these Bidding Procedures (including if such Bid is declared the Winning Bidder or Backup Bidder (as defined below)) and to refrain from submitting a Bid or seeking to reopen the Auction after conclusion of the Auction.  The submission of a Bid shall constitute a binding and irrevocable offer to acquire the Assets reflected in such Bid.

10

xiv.     Additional Diligence.

Each Eligible Bidder shall comply with all reasonable requests for additional information and due diligence access by the Debtors or their advisors regarding the Bid.

xv.         Expenses.

Each Bid, except for a potential Stalking Horse Bid (as defined above), shall not contemplate or request (and no Eligible Bidder that is not a Stalking Horse Bidder shall receive) any break-up fee, transaction fee, termination fee, expense reimbursement, or any similar type of payment or reimbursement, and by submitting its Bid, each Eligible Bidder is agreeing to refrain from and waive any assertion or request for reimbursement on any basis, including under section 503(b) of the Bankruptcy Code.

C.                                    Information to be Provided to the Ad Hoc Group and Consultation Parties.

Promptly upon any party executing a Confidentiality Agreement, but in any event no later than [•] days, the Debtors will notify the counsel to the Ad Hoc Group of such occurrence.

Promptly upon any party submitting an Indication of Interest, but in any event no later than [•] days, the Debtors will notify the Consultation Parties of such occurrence.

Promptly upon receiving each Bid, but in no event later than one business day following the Bid Deadline, the Debtors will provide a copy of each Bid to the Consultation Parties, provided that any confidential information shall only be shared with the Consultation Parties on a professional-eyes’-only basis.

D.                                    Designation of Qualified Bidders.

i.                 Qualified Bidder.

A Bid will be considered a “Qualified Bid,” and each Eligible Bidder that submits a Qualified Bid will be considered a “Qualified Bidder,” if the Debtors determine in their reasonable business judgment, in consultation with the Consultation Parties, that such Bid:  (a) satisfies the Bid Requirements; and (b) is reasonably likely (based on availability of financing, antitrust or other regulatory issues, experience, and other considerations) to be consummated, if selected as the Winning Bid, within a time-frame reasonably acceptable to the Debtors, in consultation with the Consultation Parties.

Notwithstanding anything to the contrary herein, any timely Bid:  (x) submitted by or on behalf of the Ad Hoc Group shall be considered a Qualified Bid, and any such bidder shall be considered a Qualified Bidder, and (y) that contemplates the consummation of a proposed Sale through a plan of reorganization will be deemed a Qualified Bid, and any such bidder shall be considered a Qualified Bidder, if it otherwise complies with the requirements set forth herein.

11

ii.             Notification.

Within [•] days after the Bid Deadline, the Debtors will notify each Eligible Bidder whether such party is a Qualified Bidder.

iii.         Bid Modifications.

Between the date that the Debtors notify a Bidder that it is a Qualified Bidder and the Auction:  (a) the Debtors, in consultation with the Consultation Parties, may discuss, negotiate, or seek clarification of any Qualified Bid from a Qualified Bidder; and (b) a Qualified Bidder may not, without the prior written consent of the Debtors (which shall consult with the with the Consultation Parties before granting such consent), modify, amend, or withdraw its Qualified Bid, except for proposed amendments to increase their Purchase Price, or otherwise improve the terms of, the Qualified Bid, provided that any improved Qualified Bid must continue to comply with the requirements for Qualified Bids set forth in these Bidding Procedures.

iv.           Combination of Bids; Overlapping Bids.

Notwithstanding anything herein to the contrary, the Debtors reserve the right, in consultation with the Consultation Parties, to work with:  (a) Eligible Bidders and Qualified Bidders to aggregate two or more Indications of Interest or Bids into a single consolidated Bid prior to the Bid Deadline; (b) Qualified Bidders to aggregate two or more Qualified Bids into a single Qualified Bid prior to the conclusion of the Auction; and (c) any Eligible Bidder in advance of the Auction to cure any deficiencies in a Bid that is not initially deemed to be a Qualified Bid.  The Debtors, in consultation with the Consultation Parties, may accept a single Qualified Bid or multiple Bids for non-overlapping material portions of the Assets such that, if taken together in the aggregate, the Bids would otherwise meet the standards for a single Qualified Bid (in which event those multiple bidders shall be treated as a single Qualified Bidder for purposes of the Auction).

E.                                    Bid Selection and Criterion.

i.                 Baseline Bid.

No later than [•] days before the Auction, the Debtors will notify all Qualified Bidders of:  (a) the highest or otherwise best Qualified Bid with respect to all or substantially all of the Debtors’ Assets (“All Assets”); or (b) if, in the Debtors’ reasonable business judgment, in consultation with the Consultation Parties, separating the Assets into more than one potential sale is in the best interest of their estates, the highest or otherwise best Qualified Bid with respect to each such delineation of assets (each, an “Asset Package”).  Each such highest or otherwise best Qualified Bid, which Qualified Bid may be a Stalking Horse Bid, shall be the “Baseline Bid” and the Debtors shall provide copies of the documents supporting each Baseline Bid to all Qualified Bidders.

12

ii.             Bid Assessment Criteria.

The determination of which Qualified Bid constitutes the Baseline Bid and, ultimately, the Winning Bid shall take into account any factors the Debtors, in consultation with the Consultation Parties, reasonably deem relevant to the value of the Qualified Bid to the Debtors’ estates, including, among other things:  (a) the type and amount of Assets sought to be purchased; (b) the amount and nature of the Purchase Price; (c) the Qualified Bidder’s ability to consummate a Sale and the timing thereof; (d) the net economic effect of any changes to the value to be received by the Debtors’ estates from the Qualified Bid; (e) the effect on the Debtors’ ability to wind down their estates in accordance with applicable law; and (f) the tax consequences of such Qualified Bid.

iii.         Credit Bids.

Any Qualified Bidder who has a valid and perfected lien on any assets of the Debtors’ estates and the right under applicable non-bankruptcy law to credit bid claims secured by such liens shall have the right to credit bid any portion and up to the entire amount of their outstanding secured claims pursuant to section 363(k) of the Bankruptcy Code, provided that any credit bid by or on behalf of any party other than the DIP Lenders, shall contain a cash component sufficient to pay the principal amount outstanding plus accrued but unpaid interest and fees under the Debtors’ proposed debtor-in-possession financing facility.

For purposes of evaluating competing bids, every dollar of a credit bid shall be treated the same as a dollar from a cash bid, and a credit bid shall not be considered inferior to a comparable cash bid because it is a credit bid.  The fact that a Bid is composed of a credit bid (whether in whole or in part) shall not be a factor considered by the Debtors in their determination of the highest or otherwise best Bid for such asset.

F.                                     Auction Procedure.

i.                 Time and Place.

If the Debtors receive two or more Qualified Bids with respect to All Assets or the same or similar Asset Package, as applicable, then the Debtors will conduct the Auction to determine the Winning Bidder(s) (as defined below) with respect to such Assets.  The Auction shall take place at [•] [•].m. (prevailing Eastern Time) on [•], 2019, at [•], or such later date, time, and location, as selected by the Debtors, in consultation with the Consultation Parties.  If the Debtors receive one Qualified Bid with respect to All Assets or the same or similar Asset Package, as applicable, then the Debtors, in consultation with the Consultation Parties, may select such Qualified Bid as the Winning Bid and notify all other Bidders promptly thereafter.

ii.             Conducting the Auction.

The Debtors and their advisors shall direct and preside over the Auction, provided that the Debtors shall consult with the Consultation Parties during the Auction to the extent reasonably practicable.  At the start of the Auction, the Debtors shall describe the terms of the Baseline Bid(s) and, if applicable, the Asset Packages.  Any Bids made at the Auction by a Qualified Bidder subsequent to the Debtors’ announcement of the Baseline Bid(s) shall be “Overbids” and must comply with the conditions set forth below and shall be made and received on an open basis, with

13

all material terms of each Overbid fully disclosed to all other Qualified Bidders.  The Debtors shall maintain a written transcript of all Bids made and announced at the Auction, including the Baseline Bid(s), all Overbids, and the Winning Bid(s).  The Debtors may, in consultation with the Consultation Parties, provided that if the Ad Hoc Group is participating in the Auction as a Qualified Bidder then they shall not receive such consultation, (a) select, in their reasonable business judgment, pursuant to these Bidding Procedures, the highest or otherwise best Bid and the Winning Bidder(s) or Backup Bidder(s); and (b) reject any Bid (regardless of whether such Bid is a Qualified Bid) that, in the Debtors’ reasonable business judgment, is (x) inadequate, insufficient, or not the highest or best Bid, (y) not in conformity with the requirements of the Bankruptcy Code, the Bankruptcy Rules, or these Bidding Procedures, or (z) contrary to, or otherwise not in the best interests of the Debtors’ estates, affected stakeholders, or other parties in interest.

iii.         Terms of Overbids.

1.              Minimum Initial Overbid:  Any initial Overbid to the Baseline Bid(s) shall be no less than the value of the Baseline Bid(s)’s Purchase Price of the Assets, plus $250,000 plus the amount of the Bid Protections, if any.

2.              Minimum Overbid Increments:  Any subsequent Overbids shall be in increments of value equal to $250,000, as determined by the Debtors in an exercise of their reasonable business judgment.

3.              Announcing Highest Bid:  After each Overbid, the Debtors shall announce the material terms of the Overbid, including value attributed to the Overbid.

iv.           Eligibility.

Only Qualified Bidders that have submitted Qualified Bids by the Bid Deadline are eligible to participate in the Auction, subject to other limitations as may be reasonably imposed by the Debtors in accordance with these Bidding Procedures; provided that such other limitations are (a) not inconsistent with the Bidding Procedures Order, any other order of the Bankruptcy Court, or the Bankruptcy Code, (b) disclosed orally or in writing to all Qualified Bidders and (c) determined by the Debtors, in consultation with the Consultation Parties, to further the goals of these Bidding Procedures.

v.               Required Attendance.

Qualified Bidders participating in the Auction must appear in person at the Auction, or through a duly authorized representative.

vi.           Permitted Attendance.

The Auction will be conducted openly and all creditors and counsel or other professional advisors to the Consultation Parties may be permitted to attend, provided that the Debtors may, in their sole and exclusive discretion, establish a reasonable limit to the number of representatives and/or professional advisors that may appear on behalf of or accompany each Qualified Bidder or creditor at the Auction.

14

vii.       No Collusion; Good-Faith Bona Fide Offer.

Each Qualified Bidder participating at the Auction will be required to confirm on the record at the Auction that:  (a) it has not engaged in any collusion with respect to the bidding; and (b) its Qualified Bid is a good-faith bona fide offer and it intends to consummate the proposed Sale if selected as the Winning Bidder.

viii.   Adjourning the Auction.

Notwithstanding anything else herein to the contrary, the Debtors reserve the right, in their reasonable business judgment, in consultation with the Consultation Parties, to adjourn the Auction one or more times to, among other things:  (a) facilitate discussions between the Debtors and Qualified Bidders; (b) allow Qualified Bidders to consider how they wish to proceed; (c) alter or combine Asset Packages; and (d) provide Qualified Bidders the opportunity to provide the Debtors with such additional evidence as the Debtors, in their reasonable business judgment, in consultation with the Consultation Parties, may require, that the Qualified Bidder has sufficient internal resources or has received sufficient non-contingent debt and/or equity funding commitments to consummate the proposed Sale at the prevailing Overbid amount.

ix.           Closing the Auction.

The Auction shall continue until the Debtors select, in their reasonable business judgment, in consultation with the Consultation Parties, pursuant to these Bidding Procedures, the highest or otherwise best Qualified Bid for All Assets or each of the Asset Packages, as applicable.  Such Qualified Bid shall be declared the “Winning Bid,” and such Qualified Bidder, the “Winning Bidder,” and at which point the Auction will be closed.  The Debtors may also select, in their reasonable business judgment, in consultation with the Consultation Parties, pursuant to these Bidding Procedures, the next-highest or otherwise second-best Qualified Bid for All Assets or each Asset Package, as applicable, to be the “Backup Bidder.”  As soon as reasonably practicable after closing the Auction, the Debtors shall finalize definitive documentation to implement the terms of the Winning Bid, and, as applicable, cause such definitive documentation to be filed with the Court.  The acceptance by the Debtors of the Winning Bid is conditioned upon approval by the Court of the Winning Bid.

x.               Backup Bidder.

1.              Designation of Backup Bidder:  If an Auction is conducted, then the Qualified Bidder with the next-highest or otherwise second-best Qualified Bid at the Auction for All Assets or each Asset Package, as applicable, as determined by the Debtors in the exercise of their reasonable business judgment, in consultation with the Consultation Parties, shall be required to serve as a backup bidder (the “Backup Bidder”) until such time as the applicable Sale is consummated, and each Qualified Bidder shall agree and be deemed to agree to be the Backup Bidder if so designated by the Debtors.

2.              Identity of Backup Bidder:  The identity of the Backup Bidder and the amount and material terms of the Qualified Bid of the Backup Bidder shall be announced by the Debtors at the conclusion of the Auction at the same time the

15

Debtors announce the identity of the Winning Bidder.  The Backup Bidder shall be required to keep its Qualified Bid (or if the Backup Bidder submits one or more Overbids at the Auction, its final Overbid) open and irrevocable until such time as the Sale is consummated.

3.              Consummating a Sale with Backup Bidder:  If a Winning Bidder fails to consummate the approved Sale contemplated by its Winning Bid, then the Debtors may select the Backup Bidder as the Winning Bidder, and such Backup Bidder shall be deemed a Winning Bidder for all purposes.  The Debtors will be authorized, but not required, to consummate all transactions contemplated by the Bid of such Backup Bidder without further order of the Court or notice to any party.

xi.           Return of Deposit.

The Deposits for each Qualified Bidder shall be held in one or more interest-bearing escrow accounts on terms acceptable to the Debtors in their sole discretion and shall be returned (other than with respect to the Winning Bidder and the Backup Bidder) within [•] days after the Auction is closed, or as soon as is reasonably practicable thereafter.  Upon the return of the Deposits, the applicable Qualified Bidders shall receive any interest that will have accrued thereon.

The Deposit of the Winning Bidder shall be applied to the purchase price of such Sale at closing.  If a Winning Bidder (including a Backup Bidder which becomes a Winning Bidder) fails to consummate a proposed transaction because of a breach by such Winning Bidder, the Debtors will not have any obligation to return the Deposit deposited by such Winning Bidder, which may be retained by the Debtors as liquidated damages, in addition to any rights, remedies, or causes of action that may be available to the Debtors.  If a Winning Bidder consummates a proposed transaction or fails to consummate a proposed transaction but the Debtors elect to not consummate the proposed transaction with the Backup Bidder, then the Backup Bidder’s Deposit shall be returned within [•] days thereof, or as soon as is reasonably practicable thereafter.

xii.       Modification of Bidding Procedures.

The Debtors reserve their rights to modify these Bidding Procedures in their reasonable business judgment, in a manner consistent with their fiduciary duties and applicable law and in consultation with the Consultation Parties, without further order from the Court, in any manner that will best promote the goals of these Bidding Procedures, or impose, at or prior to the Auction, additional customary terms and conditions on a Sale, including, without limitation:  (a) extending or modifying any of the dates and deadlines set forth in these Bidding Procedures; (b) adding procedural rules that are reasonably necessary or advisable under the circumstances for conducting the Auction; (c) adjusting the applicable minimum Overbid increment, including by requesting that Qualified Bidders submit last or final bids on a “blind” basis; (d) adjourning or canceling the Auction; and (e) rejecting any or all Bids or Qualified Bids, provided that the Debtors may not amend these Bidding Procedures to reduce or otherwise modify their obligations to consult with any Consultation Party without the consent of such Consultation Party or further order of the Court.

16

xiii.   Fiduciary Out.

Notwithstanding anything to the contrary in these Bidding Procedures, nothing in these Bidding Procedures or the Bidding Procedures Order shall require a Debtor or the board of directors, board of managers, or similar governing body of a Debtor, to take any action or to refrain from taking any action to the extent taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law.

xiv.     Consent to Jurisdiction.

All Qualified Bidders at the Auction shall be deemed to have consented to the jurisdiction of the Court and waived any right to a jury trial in connection with any disputes relating to the Auction or the construction and enforcement of these Bidding Procedures.

17

Dated: [    ], 2019

Wilmington, Delaware	/s/

RICHARDS, LAYTON & FINGER, P.A.

Daniel J. DeFranceschi (No. 2732)
John H. Knight (No. 3848)
One Rodney Square
920 North King Street
Wilmington, DE 19801
Tel: 302.651.7700
Fax: 302.651.7701
defranceschi@rlf.com; knight@rlf.com

- and -

VINSON & ELKINS LLP

David S. Meyer (pro hac vice admission pending)
Jessica C. Peet (pro hac vice admission pending)
Lauren R. Kanzer (pro hac vice admission pending)
666 Fifth Avenue, 26th Floor
New York, NY 10103-0040
Tel: 212.237.0000
Fax: 212.237.0100
dmeyer@velaw.com; jpeet@velaw.com; lkanzer@velaw.com

- and -

Paul E. Heath (pro hac vice admission pending)
2001 Ross Avenue, Suite 3900
Dallas, TX 75201
Tel: 214.220.7700
Fax: 214.220.7716
pheath@velaw.com

Proposed Attorneys for the Debtors and Debtors in Possession

18

EXHIBIT I

FORM OF ASSET PURCHASE AGREEMENT

[INTENTIONALLY OMITTED]

1

Exhibit C

Form of Transfer Agreement for 2021 Notes Claims

Reference is hereby made to that certain Sale and Plan Support Agreement, dated [•], 2019 (as such agreement may be amended, modified or supplemented from time to time, the “Sale and Plan Support Agreement”) by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Cloud Peak Energy Finance Corp., the direct and indirect subsidiaries of Cloud Peak Energy Inc. that are party thereto, each of the 2021 Notes Holders party thereto.

As a condition precedent to becoming the beneficial holder or owner of [          ] dollars ($          ) of 2021 Notes Claims, the undersigned transferee (the “Transferee”) hereby agrees to become bound by all of the terms, conditions and obligations of the undersigned transferor (the “Transferor”) set forth in or contemplated by the Sale and Plan Support Agreement with respect to not only the above referenced 2021 Notes Claims to be transferred by the Transferor, but also any other 2021 Notes Claims owned by such Transferee prior to the date hereof.  The Transferee acknowledges and agrees that (i) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, the Sale and Plan Support Agreement and (ii) all representations and warranties set forth in Section 11 of the Sale and Plan Support Agreement are true and correct in all material respects as of the date hereof with respect to such Transferee.

This Transfer Agreement shall take effect and shall become an integral part of the Sale and Plan Support Agreement immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Sale and Plan Support Agreement as of the date hereof with respect to not only the above-referenced 2021 Notes Claims to be transferred by the Transferor, but also any other 2021 Notes Claims owned by such Transferee prior to the date hereof.

IN WITNESS WHEREOF, this Transfer Agreement has been duly executed by the undersigned Transferee as of the date specified below.

Date:            , 201

Name of Transferee

Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)

Address of Sale and Plan Party:

Attn:
Tel:
Fax:
Email:

Exhibit D

Form of Transfer Agreement for 2024 Notes Claims

Reference is hereby made to that certain Sale and Plan Support Agreement, dated [•], 2019 (as such agreement may be amended, modified or supplemented from time to time, the “Sale and Plan Support Agreement”) by and among Cloud Peak Energy Inc., Cloud Peak Energy Resources LLC, Cloud Peak Energy Finance Corp., the direct and indirect subsidiaries of Cloud Peak Energy Inc. that are party thereto, each of the 2024 Notes Holders party thereto.

As a condition precedent to becoming the beneficial holder or owner of [          ] dollars ($          ) of 2024 Notes Claims, the undersigned transferee (the “Transferee”) hereby agrees to become bound by all of the terms, conditions and obligations of the undersigned transferor (the “Transferor”) set forth in or contemplated by the Sale and Plan Support Agreement with respect to not only the above referenced 2024 Notes Claims to be transferred by the Transferor, but also any other 2024 Notes Claims owned by such Transferee prior to the date hereof.  The Transferee acknowledges and agrees that (i) it has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, the Sale and Plan Support Agreement and (ii) all representations and warranties set forth in Section 11 of the Sale and Plan  Support Agreement are true and correct in all material respects as of the date hereof with respect to such Transferee.

This Transfer Agreement shall take effect and shall become an integral part of the Sale and Plan Support Agreement immediately upon its execution, and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Sale and Plan Support Agreement as of the date hereof with respect to not only the above-referenced 2024 Notes Claims to be transferred by the Transferor, but also any other 2024 Notes Claims owned by such Transferee prior to the date hereof.

IN WITNESS WHEREOF, this Transfer Agreement has been duly executed by the undersigned Transferee as of the date specified below.

Date:            , 201

Name of Transferee

Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)

Address of Sale and Plan Party:

Attn:
Tel:
Fax:
Email: